Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

AZLL, LLC,

MENG TRUONG

and

PAULINA TRUONG

dated as of

April 4, 2024

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		16

5.1	Due Organization, Good Standing and Power of Purchaser	16
5.2	Due Organization, Good Standing and Power of Parent	16
5.3	Authorization; Noncontravention	16
5.4	Consents and Approvals	17
5.5	Independent Investigation	17
5.6	Disclosure	17
5.7	No Additional Representations or Warranties	17

ARTICLE VI CERTAIN COVENANTS		17

6.1	Confidentiality	17
6.2	Post-Closing Access to Records	17
6.3	Further Assurances	17
6.4	Due Diligence	18
6.5	Accounts Payable	18
6.6	Bank Accounts	18
6.7	Cash on Hand	18
6.8	Sales Proceeds Prior to Closing	18
6.9	Permits	18
6.10	Vendor Notices	18
6.11	Conduct of Business	18
6.12	Inventory	18
6.13	Continued Employment	19
6.14	Restrictive Covenants	19

ARTICLE VII CONDITIONS TO CLOSING		21

7.1	Conditions to Closing	21

ARTICLE VIII TAX MATTERS		21

8.1	Returns and Payment	21
8.2	Tax Controversies	22
8.3	Post-Closing Access and Cooperation	23
8.4	Survival	23

ARTICLE IX SURVIVAL; INDEMNIFICATION		23

9.1	Survival of Representations and Warranties	23
9.2	Indemnification by Sellers	24
9.3	Indemnification by Purchaser	24
9.4	Certain Limitations	24
9.5	Indemnification Procedures.	25
9.6	Payments	27
9.7	Tax Treatment of Indemnification Payments	27
9.8	Exclusive Remedies	27

ii

ARTICLE X MISCELLANEOUS		27

10.1	Expenses	27
10.2	Waiver	27
10.3	Notices	27
10.4	Entire Agreement	28
10.5	Binding Effect; Benefit; Assignment	28
10.6	Interpretation; Headings	28
10.7	Amendment and Modification	29
10.8	Counterparts	29
10.9	Applicable Law; Jurisdiction	29
10.10	Severability	29

EXHIBITS

EXHIBIT A	COMPANY SHARES
EXHIBIT B	FORM OF THE SELLER NOTE
EXHIBIT C	PAYMENT SCHEDULE
EXHIBIT D	REAL PROPERTY LEASES
EXHIBIT E	FORM OF SECURITY AGREEMENT
EXHIBIT F	FORM OF XU GUARANTEE AGREEMENT
EXHIBIT G	FORM OF PURCHASER GUARANTEE AGREEMENT

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated March 29, 2024 and is entered into by and among AZLL, LLC, an Arizona limited liability company (the “Purchaser”), Meng Truong, an individual (“Meng Truong”), and Paulina Truong, an individual (“Paulina Truong” and together with Meng Truong, the “Sellers” or the “Seller Parties”). Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in Section 1.1.

W I T N E S E T H:

WHEREAS, the Sellers collectively own all of the outstanding equity interests in Lee Lee Oriental Supermart, Inc. d/b/a Lee Lee Oriental Supermarket, Lee Lee International Supermarkets or Lee Lee, an Arizona corporation (the “Company”);

WHEREAS, the Company is engaged in the operation of Asian grocery stores and currently operates three supermarkets located at 2025 N. Dobson Road, Chandler, AZ, 7575 W. Cactus Road, Peoria, AZ, and 1990 W. Orange Grove Road, Tucson, AZ (the “Business”); and

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Company Shares, subject to the terms and conditions set forth herein (the “Purchase”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified below:

“Affiliate” as to any Person means (a) any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person, or (b) each Person that is managed by a common group of executive officers and/or directors as such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by Contract.

“Ancillary Documents” means the other agreements attached (or forms of which are attached) as exhibits to this Agreement and those that are delivered by a party hereto at the Closing pursuant to this Agreement.

“Business” means the operation of Asian grocery stores and the Company’s current operating supermarkets located at 2025 N. Dobson Road, Chandler, AZ, 7575 W. Cactus Road, Peoria, AZ, and 1990 W. Orange Grove Road, Tucson, AZ.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Phoenix, Arizona.

“Business Intellectual Property” means the Intellectual Property owned, licensed, leased or otherwise held or used by the Company and used in the Business.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rulings promulgated thereunder.

“Company” means Lee Lee Oriental Supermart, Inc. d/b/a Lee Lee Oriental Supermarket, Lee Lee International Supermarkets or Lee Lee, an Arizona corporation.

“Company Shares” means all issued and outstanding corporate stock and other equity interests of the Company.

“Confidential Information” shall mean (i) any information with respect to the Company or the Business, including methods of operation, prices, fees, costs, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, personnel, customers, suppliers, markets or other specialized information or proprietary matters, and (ii) analysis, compilations, studies and interpretations thereof prepared by or on behalf of any Seller Party or the Company which contain any of the information described in the foregoing clause (i) provided that the term “Confidential Information” shall not include, information that (A) is generally available to the public on the Closing Date, so long as not disclosed by a Seller Party in violation hereof, (B) becomes generally available to the public other than as a result of a disclosure by a Seller Party not otherwise permissible hereunder, (C) is independently developed by a Seller Party without the use or reliance on or inclusion of any Confidential Information, or

(D) a Seller Party learns from other sources where, to Sellers’ Knowledge, such sources do not have a duty of confidentiality to Purchaser or the Company.

“Contemplated Transactions” means the transactions contemplated by this Agreement and contemplated by the agreements, Ancillary Documents and Exhibits set forth herein.

“Contract” means any note, bond, mortgage, indenture, agreement, contract, written commitment, letter of intent, or other written instrument or obligation and all amendments thereto.

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now in effect relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes.

“Escrow Amount” means two hundred-fifty thousand dollars ($250,000.00).

“Fraud” means with respect to a party, an actual and intentional material misrepresentation of a material existing fact with respect to the making of an representation or warranty in Article IV or Article V, made by such party (a) with respect to the Seller, to Sellers’ Knowledge, or (b) with respect to the Purchaser, to Purchaser’s actual knowledge of its falsity, which is made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses. For avoidance of doubt Fraud shall not include equitable fraud, constructive fraud, promissory fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“GAAP” means generally accepted accounting principles of the United States consistently applied, as in effect from time to time.

“Governmental Entity” means any United States federal, state, provincial or local court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange or any other body or entity exercising Law or rule making power, police power or taxation power (in each case, whether or not self-regulating).

“Hazardous Material” means any substance, material or waste which is regulated by the United States, the foreign jurisdictions in which the Company conducts business, or any state, local or foreign Governmental Entity, including petroleum and its by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint or any substance the presence, use, handling, storage or disposal of which is prohibited or regulated under any provision of Environmental Law.

“Indebtedness” of any Person means and includes (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all purchase price settlement or adjustment obligations, contingency payments, seller notes and “earn-out” payments (including through excess compensation), (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) indebtedness secured by a Lien on assets or properties of such Person, (f) all deferred rent related to leasehold improvements, allowances and similar landlord inducements, (g) any unpaid credit card balances, (h) any unsatisfied payment obligations with respect to any currently pending or completed Proceedings involving such Person, and (i) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (h) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect there due to actions of the Sellers prior to the Closing Date. Notwithstanding the foregoing, and for the avoidance of doubt, Indebtedness shall not, include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course of Business.

“Indemnified Taxes” means (a) all Taxes (or the non-payment thereof) of the Company for any and all Pre-Closing Periods, (b) any and all Taxes of any Person imposed on the Company which Taxes relate to an event, circumstance, occurrence or transaction occurring before the Closing, (c) any Taxes resulting from the operation of the Company’s or Business on or prior to the Closing Date, and (d) if Seller does not prepare appropriate Return pursuant to this Agreement, any reasonable out-of-pocket and third-party costs and expenses associated with the Purchaser preparing any Return for any Pre-Closing Period.

“Information Technology” means the information technology, computers, computer systems, firmware, middleware, servers, workstations, routers, hubs, Internet websites, data, databases, software programs, source code and object code, and user manuals owned by, leased by or licensed to any Company.

“Intellectual Property” means any of the following in any jurisdiction throughout the world: (a) inventions (whether patentable or unpatentable); (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans, and corporate names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) computer software (excluding all shrink wrap software), data, data bases and documentation thereof; (e) Trade Secrets; and (f) copies and tangible embodiments thereof (in whatever form or medium).

“Investment” means (a) any direct or indirect ownership, purchase or other acquisition by a Person, of any notes, obligations, instruments, capital stock, membership interests, options, warrants, rights, securities or ownership or equity interests (including partnership and joint venture interests) of any other Person, and any Contract or commitment in respect thereof; and (b) any capital contribution by a Person to or for any other Person, in each case of clauses (a) and (b), including any Contract to enter into any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Law” means any federal, state, or local statute, law, ordinance, policy, rule, regulation, or administrative directive of any Governmental Entity.

“Liabilities” means any and all Indebtedness, liabilities, obligations, and claims made, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means any liens, security interests, options, easements, mortgages, indentures, rights of way, encroachments, or any other encumbrances and other restrictions or limitations on ownership or use of real or personal property (tangible or intangible) or irregularities in title thereto except to specifically exclude subleases to third parties.

“Loss” or “Losses” means monetary actual out of pocket losses related to, without duplication, any filed claims, actions filed, judgments, awards, or damages, including reasonable fees and expenses of attorneys, accountants and other professional advisors, including in connection with investigating, defending or settling any such claim, action or cause of action against a third-party. “Losses” shall expressly exclude, any punitive damages except to the extent such damages arise from Fraud.

“Material Adverse Effect” with respect to a Person means any event, occurrence, fact, condition, change or effect that is, or could reasonably be expected to within twelve (12) months of the Closing Date become, individually or in the aggregate, materially adverse to the business, properties, results of operations, prospects or condition (financial or otherwise) of such Person or to the ability of such Person to consummate timely the Sale of Company Shares other than changes in the following: (a) general market, economic or political conditions; (b) conditions generally affecting the industry in which the Company participates; (c) GAAP or statutory accounting principles; (d) any natural disaster, acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (e) any action required by permitted by this Agreement or any action taken with the knowledge or consent of the Purchaser; (f) any matter of which the Purchaser has knowledge of on or prior to the Closing Date; (g) the announcement or completion of the transactions contemplated herein; or (h) any epidemic, pandemic, disease outbreak or other health crisis or public health event, or the worsening of any of the foregoing.

“Order” means any written judgment, order, injunction, or decree of any Governmental Entity or any arbitrator.

“Ordinary Course of Business” when used in relation to the taking of any action by any Person means that the action is reasonably consistent in nature, scope and magnitude with the past practices and customs of such Person, and is taken in the ordinary course of normal day to day operations of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies, management of inventory and other working capital assets and liabilities).

“Organizational Documents” means any certificate of incorporation, articles of organization, by-laws, operating agreement and other governing documents, as applicable, with respect to an entity.

“Parent” means Maison Solutions Inc., a Delaware corporation which is traded publicly on the Nasdaq Stock Market LLC under the symbol “MSS.”

“Permit” means any licenses, permits, franchises, certificates, registrations, consents, approvals, or authorizations required for the Company to conduct its Business.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or which may thereafter be paid without penalty for which the Seller will retain responsibility, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business securing amounts that are not past due, and (c) easements, rights of way, zoning ordinances and other similar encumbrances of record affecting Real Property so long as the same is in existence as of the date hereof or does not materially impact the use or value of such Real Property.

“Person” means and includes an individual, a partnership, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, an unincorporated organization, a group and a Governmental Entity.

“Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, including the period from the last tax year ending on the day before the Closing Date.

“Proceeding” means any formal and non-routine action, arbitration, audit, demand, examination, hearing, claim, complaint, charge, formal investigation, litigation, suit, or other legal proceeding (whether civil, criminal, administrative, judicial or investigative, whether public or private and whether in law or equity), in each case commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, in each case specifically excluding any of the aforementioned incurred in the Ordinary Course of Business such as regularly occurring county health department inspections and reports.

“Representatives” of any Person means such Person’s designated directors, managers, officers, employees, agents, attorneys, consultants, advisors or other Persons formally acting on behalf of such Person.

“Sellers Disclosure Schedule” means the disclosure schedule delivered by the Sellers to Purchaser concurrently with the execution of this Agreement.

“Subsidiary”, with respect to any Person, means (a) any corporation of which more than fifty percent (50%) of the stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation has or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Tax Proceeding” means a Proceeding, audit, claim, investigation, examination, dispute or controversy or any other controversy relating to Taxes, including but not limited to any assessments, demands, writs, suits, recovery proceedings, claims, representative assessee related proceedings, assessment proceedings, re-assessment proceedings, interest related proceedings, penalty related proceedings, prosecution related proceedings, rectification, stay of demand related proceedings, appeals (at any level) and any appellate proceedings in relation to any of the foregoing.

“Taxes” means all taxes, assessments, charges, duties, levies or other governmental charges, including all United States federal, state, local, profits, gross receipts, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, license, payroll, social security, withholding, and other taxes, assessments, charges, duties, levies or other tax related charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Trade Secrets” means any trade secrets or other proprietary and confidential information, financial data, technical data, financial and marketing plans or information, customer lists, supplier lists, business plans, know-how, methods (whether or not patentable), designs, processes, procedures, source code, object code, and data collections.

“United States” means the United States of America.

1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication (including electronic mail, provided that if the writing references notice required to be given by or to a party to this Agreement by or to another party to this Agreement, the sender complies with the provisions of Section 10.3);

(b) the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties, which includes the Dropbox data room maintained on behalf of the Company in connection with the Contemplated Transactions, prior to the Closing Date;

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) references to Articles, Sections, Annexes, Schedules, Exhibits, Sections of the Sellers Disclosure Schedule, the Preamble and Recitals are references to articles, sections, annexes, disclosure schedules, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement and the Sellers Disclosure Schedule (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e) unless otherwise indicated, references to “day” or “days” are to calendar days;

(f) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement, as may from time to time be amended or supplemented through written documentation executed by all parties;

(g) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(h) the words “hereof,” “herein,” “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(i) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulations, in each case as amended or otherwise modified from time to time and as in effect during the relevant period;

(j) references to “Dollars,” “dollars” or “$”, without more are to the lawful currency of the United States; and

(k) the phrase “to the extent” and similar constructions means to the extent that something extends and not simply “if.”

1.3 Annexes, Exhibits and Disclosure Schedules. The Recitals, Schedules, Exhibits, and the Sellers Disclosure Schedule are incorporated into and form an integral part of this Agreement.

1.4 Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Sellers” or “Sellers’ Knowledge” or words of similar import, it shall mean the actual or constructive knowledge of each of the Sellers, in each case, after reasonable inquiry.

ARTICLE II

SALE OF COMPANY SHARES

2.1 Sale of Interests. On the terms, and subject to the conditions of this Agreement, each Seller hereby sells, conveys, transfers, and delivers, free and clear of any mortgage, pledge, Lien, charge, security interest, claim, community property interest, option, equitable interest, Orders of any kind, restriction of any kind, or other encumbrance (each, an “Encumbrance”) except as contemplated herein or in any Ancillary Document, to Purchaser, and Purchaser hereby purchases, all of the Company Shares owned of record or beneficially by such Seller, all of which are set forth opposite such Seller’s name on Exhibit A under the column captioned “Company Shares” (the “Sale of Company Shares”). Sellers shall take such action as is reasonably necessary and legally required to reflect the sale, transfer and delivery of the Company Shares on the books and records of the Company in accordance with this Section 2.1, free and clear of all Encumbrances, except as contemplated herein or in any Ancillary Document, and together with all accrued rights and benefits attached thereto, and to provide Purchaser with such evidence of the same as is legally required or as Purchaser shall reasonably request.

ARTICLE III

PURCHASE PRICE; ADJUSTMENTS; AND CLOSING

3.1 Purchase Price; Payment of Prepaid Expenses and Transaction Expenses.

(a) In full consideration for the purchase by Purchaser of the Company Shares (subject to the adjustments set forth in Section 3.2 hereof), (i) Purchaser paid to Sellers an escrow deposit of $250,000 (the “Good Faith Deposit”), (ii) Purchaser shall, at the Closing, pay to the Sellers an amount equal to $6,750,000 by wire transfer of immediately available funds to the bank account designated by the Seller and (iii) Purchaser shall, at the Closing, deliver to Sellers a senior secured note agreement with an original principal amount of $15,188,032.25, substantially in the form attached hereto as Exhibit B (the “Seller Note”), for an aggregate purchase price of $22,188,032.25 subject to adjustment pursuant to Section 3.2 herein or as required in the Seller Note (the “Purchase Price”). The schedule of such payments is set forth in the Seller Note and in Exhibit C hereto (the “Payment Schedule”).

(b) Within ten (10) days after the Closing Date, Purchaser shall pay to Seller it’s prorate share of any prepayments of expenses paid by the Seller, including but not limited to rent, insurance, health insurance benefits and Brinks services (the “Prepaid Expenses”). Seller shall provide a list to Purchaser of such Prepaid Expenses at the Closing, pursuant to Section 3.3(b)(iv).

(c) For clarity, the Purchase Price paid by Purchaser hereunder shall be the “purchase price” for Tax purposes.

3.2 Purchase Price Adjustment.

(a) Sellers and Purchaser agree that the Purchase Price has been reduced by $80,000.00 for the accrued sick-pay liability of the Company of the Sellers prior to the Closing Date.

(b) Sellers and Purchasers agree that the Purchase Price has been increased by $18,032.25 to compensate Seller for the Seller’s security deposit for the Peoria Lease which shall be left for the Purchaser.

(c) Prior to the Closing Date, Purchaser and Sellers shall coordinate an inventory check to validate the value of such Inventory, as defined in Section 4.19 hereof, and the Purchase Price shall be adjusted, as necessary, as follows:

(i) Purchaser shall not pay for any Accounts Payable related to inventories ordered and received by the Company before Closing Date, and housed in the Business locations (the “Excluded Accounts Payable”). The obligation for such amounts of the Excluded Accounts Payable shall be retained by Sellers and Seller’s shall pay for the Excluded Accounts Payable with Sellers’ own funds and Seller shall be personally liable for such payments.

(ii) Pursuant Section 3.2(c) herein and more specifically in the Seller Note, adjustments shall be made equally to the second and third installments of the Purchase Price for any Inventory landed value over or below $5,000,000 (the “Inventory Adjustment”). Such Inventory Adjustment shall be automatically reflected on the Seller Note, Security Agreement and Guarantee Agreements pursuant to the terms therein.

(d) Subject to when each of the Truong Releases, as defined in Section 7.1 hereof and more specifically in the Seller Note, are obtained for the Real Property Leases: “Chandler Lease,” “Peoria Lease” and/or the “Tucson Lease” (each as defined in Exhibit D), adjustments to the Purchase Price shall be made as follows and as required in the Sellers Note, if applicable:

(i) If (i) any of the three Truong Releases are not obtained within eighteen (18) months following the Closing Date, or (ii) any claim or acceleration is made under any Lease or a Truong Guarantee; the amount of the Purchase Price due and payable under the Seller Note shall be adjusted as follows without further action by Sellers (each adjustment being a “Guarantee Premium” and collectively, the “Guarantee Premiums”):

(A) If the Truong Releases are not obtained for the Chandler Lease and/or the Peoria Lease at eighteen (18) months following the Closing Date: the Purchase Price will increase by a Guarantee Premium in the amount of fifty thousand dollars ($50,000.00) per relevant Lease due and payable immediately;

(B) If the Truong Releases are not obtained for the Chandler Lease and/or the Peoria Lease, at twenty-four (24) months following the Closing Date: the Purchase Price will increase by a Guarantee Premium in the amount of an additional fifty thousand dollars ($50,000.00) per relevant Lease due and payable immediately;

(C) If the Truong Releases are not obtained for the Chandler Lease and/or the Peoria Lease at thirty-six (36) months following the Closing Date: Purchase Price will increase by a Guarantee Premium of an additional one million dollars ($1,000,000.00) per relevant Lease due and payable immediately; and

(D) If the Truong Releases are not obtained for the Tucson Lease at sixty (480) months following the Closing Date: Purchaser shall pay to Sellers a deposit of fifty thousand dollars ($50,000.00) and Sellers shall return such deposit only if there is no acceleration or claim against the Guarantee prior to the expiration of the Tucson Lease on December 31, 2035.

(ii) If at any time after the Closing Date but prior to the obtainment of the three Truong Releases (a) there is an acceleration of lease payments by any Landlord under any of the Real Property Leases, and/or (b) any claim is made or acceleration undertaken pursuant to any of the Truong Guarantees: a Guarantee Premium will be due for each specifically affected Real Property Lease in the following amounts: (i) five hundred thousand dollars $500,000.00 for the Tucson Lease; (ii) one million two hundred and fifty thousand dollars $1,250,000.00 for the Chandler Lease; and (iii) one million two hundred and fifty thousand dollars $1,250,000.00 for the Peoria Lease, in all cases such amount being due and payable immediately.

3.3 Closing; Closing Deliverables.

(a) The closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of the Sellers upon the satisfaction of the Closing Conditions pursuant to Article VII, or at such other place, date and time as shall be mutually satisfactory to the Parties hereto. The date of the Closing is referred to herein as the “Closing Date.”

(b) At the Closing, the Sellers shall deliver, or cause to be delivered, to Purchaser:

(i) share certificates evidencing the Company Shares, free and clear of all Encumbrances except those contemplated herein or by any Ancillary Document, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(ii) a certificate from the Secretary of State or other appropriate official of the Company’s jurisdiction of formation (and each jurisdiction where the Company is qualified to do business) to the effect that such Company is in good standing (or the equivalent thereof) in such jurisdiction;

(iii) a properly completed and duly executed IRS Form W-9 from each Seller, and such other forms or information relating to Purchaser’s obligations to withhold as Purchaser may reasonably request;

(iv) a list of Prepaid Expenses to be paid by Purchaser, pursuant to Section 3.1(b);

(v) the Seller Note, duly executed by the Company;

(vi) a security agreement in respect of the Seller Note, substantially in the form attached hereto as Exhibit E (the “Security Agreement”), duly executed by each Seller and the Company; and

(vii) all other customary documents reasonably requested by Purchaser in order to consummate the Contemplated Transactions.

(c) At the Closing, Purchaser shall deliver or cause to be delivered to Sellers:

(i) the payments to Sellers pursuant to Section 3.1;

(ii) the Seller Note, duly executed by Purchaser;

(iii) the Security Agreement, duly executed by Purchaser;

(iv) a guarantee agreement by John Jun Xu and Grace Xu in respect of the Seller Note, substantially in the form attached hereto as Exhibit F (the “Xu Guarantee Agreement”), duly executed by each party thereto;

(v) a guarantee agreement by Purchaser in respect of the Seller Note, substantially in the form attached hereto as Exhibit G (the “Purchaser Guarantee Agreement” and, together with the Xu Guarantee Agreement, the “Guarantee Agreements”), duly executed by each party thereto; and

(vi) all other customary documents reasonably requested by Sellers in order to consummate the Contemplated Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Seller Parties hereby severally (and not jointly and severally) represents and warrants to Purchaser as follows as of the date hereof, except as specifically set forth in the corresponding subsection of the Sellers Disclosure Schedule that:

4.1 Due Organization, Good Standing and Corporate Power of the Company; No Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Arizona as of the date hereof and to Sellers’ Knowledge has all requisite company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As of the date hereof, to Sellers’ Knowledge, the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

(b) Company shall provide available pre-Closing corporate records to Purchaser as requested for review if required by law or other reasonable legitimate purpose prior to the Closing Date.

(c) The Company does not have any material Subsidiaries or any direct or indirect Investment, or commitment to make any Investment, in any Person.

4.2 Authorization; Noncontravention.

(a) The Company has the requisite power and authority and has taken all action necessary to execute and deliver each Ancillary Document as contemplated hereby, to perform its obligations thereunder and to consummate the Contemplated Transactions, in each case, to the extent the Company is a party thereto. Assuming that all instruments and agreements to which the Company is a party thereto as contemplated hereby have been duly executed and delivered by the other party to such instruments and agreements, such instruments and agreements will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

(b) Each of the Sellers is an individual and resident of the state of Arizona. Each Seller has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement and each Ancillary Document as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions, in each case, to the extent such Seller is a party thereto. Assuming that all instruments and agreements to which each Seller is a party thereto as contemplated hereby have been duly executed and delivered by the other party to such instruments and agreements, such instruments and agreements will constitute valid and binding obligations of each Seller enforceable against such Seller in accordance with their respective terms.

(c) The execution and delivery of this Agreement and all Ancillary Documents to be delivered by Sellers and/or the Company as contemplated hereby do not, and the consummation of the Contemplated Transactions will not, (i) conflict with any of the provisions of the Organizational Documents of the Company, as amended to the date of this Agreement, or (ii) to Sellers’ Knowledge, contravene any Law or any Order applicable to the Company or Sellers by which any of its properties or assets are bound.

4.3 Consents and Approvals. Section 4.3 of the Sellers Disclosure Schedule provides a list of material Contracts, permits or licenses which, to Sellers’ Knowledge, require consent, approval and/or the appropriate filing with, or notice to, the relevant Governmental Entity or relevant Person, in connection with the execution, delivery and performance of this Agreement.

4.4 Capitalization; Ownership of Company Shares.

(a) Section 4.4(a) of the Sellers Disclosure Schedule sets forth a true and complete list and description of all of the issued and outstanding shares of common stock of the Company, which constitute the Company Shares, and the record and beneficial owner thereof.

(b) All of the Company Shares have been duly authorized and validly issued and are collectively owned of record and beneficially by the Sellers, free and clear of all Encumbrances. Upon the transfer and delivery of the Company Shares and payment therefor in accordance with the terms of this Agreement, Purchaser shall own all of the Company Shares, free and clear of all Encumbrances except as contemplated herein or in any Ancillary Document.

(c) All of the Company Shares were issued in compliance with applicable Law. No current or former shareholder or any other Person is contesting the legal or beneficial ownership of the equity interests of the Company or any distributions or contributions relating thereto. None of the Company Shares were issued in violation of any agreement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(d) Except for the Company Shares, no shares of capital stock are issued, or outstanding. The Company is not a party to any outstanding or authorized option, warrant, right (including any pre-emptive right), subscription, claim of any character, Contract, obligation, convertible or exchangeable securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments, contingent or otherwise, relating specifically to the shares of the Company or obligating any Seller or the Company to issue, deliver or sell or cause to be issued, delivered or sold, shares of, or any other interest in, the Company.

4.5 No Material Undisclosed Liabilities. To Sellers’ Knowledge, the Company has no material Liabilities of a type which are required to be reflected on a balance sheet in accordance with GAAP as of the date hereof, (collectively, “Liabilities”), except: (a) those which are to remain the obligation of the Seller pursuant to this Agreement (b) notes payable or other debt which are reflected as required on the Company’s most recent balance sheet provided to the Purchaser (the “Balance Sheet”), as of the date of the Balance Sheet (the “Balance Sheet Date”); (c) those which are contemplated under the Ancillary Documents; (d) those which have been incurred in the ordinary course of business consistent with past practice following the last Balance Sheet Date; and (e) those that are disclosed on Section 4.5 of the Sellers Disclosure Schedule.

4.6 Absence of Certain Changes. Since the Balance Sheet Date, the Company has been operating in the ordinary course of business consistent with past practice in all material respects and there has not been, with respect to the Company, to Sellers’ Knowledge and opinion, any event or occurrence which has not been disclosed that has had a Material Adverse Effect.

4.7 Real Property.

(a) The Company does not own in whole or in part any fee interest in real property. The only real property interests of the Company are the Real Property Leases of the three Business locations as set forth in Section 4.7(b) of the Sellers Disclosure Schedule (collectively, the “Leased Real Property”).

(b) Section 4.7(b) of the Sellers Disclosure Schedule contains to Sellers’ Knowledge an accurate list of all leases, together with all amendments and modifications, relating thereto (collectively, the “Real Property Leases”) to which the Company is a party.

(c) Each Real Property Lease is valid and binding and has not been terminated or repudiated by any party thereto. Copies, including all amendments thereto, of such Real Property Leases have been delivered or made available to Purchaser and Purchaser has reviewed such copies. To Sellers’ Knowledge, as of the date hereof, there are no defaults or events of default under any Real Property Lease by any party to such Real Property Lease as of the date hereof. To Sellers’ Knowledge, as of the date hereof, the Company has valid leasehold interests in the Leased Real Property described in the applicable Real Property Lease, free of any known liens except for any liens contemplated in any of the Real Property Leases or as contemplated in the Ancillary Documents. The Company is currently in peaceable possession of the Leased Real Property.

(d) The Company currently operates the business with the existing structures and appurtenances, fixtures and building systems constituting the Leased Real Property. Seller has not received any pending notification that the Leased Real Property is not being maintained by the Company in accordance with the applicable Real Property Lease. The mechanical, electrical, plumbing, HVAC and all other systems servicing the Leased Real Property will remain for the use of the Company and are transferred in the current condition to the Purchaser. The Seller has not received any unremedied notice of any outstanding requirements by any insurance company which has issued an insurance policy covering any of the Leased Real Property, or notice from a board of fire underwriters or other body exercising similar functions, requiring any repairs or alterations to be done on any of the Leased Real Property which has not been remedied.

(e) Sellers have not received any notice of any condemnation proceeding, pending or threatened, which would preclude or impair the use of any of the Leased Real Property by the Company for the purposes for which it is currently used.

(f) The Leased Real Property comprises all of the real property (owned or leased) used in the Business and encompasses all of the land, improvements, fixtures or other real property in which the Company has a leasehold.

4.8 Title to Personal Property. The Company currently has a valid leasehold interest in, free and clear of all Liens except those under any relevant Real Property Lease or as contemplated in the Ancillary Agreements. All of the tangible and intangible personal property currently being used in the operation or conduct of the Business, including all of the plant, machinery, equipment, tools, supplies, furniture, furnishings, van and other fixed assets (“Personal Property”), except the items listed on Section 4.8 of the Sellers Disclosure Schedule, shall remain owned by the Company after the Closing and are being transferred in as-is condition.

4.9 Material Contracts.

(a) Section 4.9(a) of the Sellers Disclosure Schedule sets forth a complete list of the following Contracts (each such Contract set forth or required to be set forth on such Schedule, a “Material Contract”) to which the Company is a party or by which the Company or its assets or properties are bound:

(i) all Contracts that involve the performance of services for, or delivery of goods or materials or services to, the Company during the twelve (12) month period immediately prior to the date hereof of an amount or value in excess of $500,000; and

(ii) all Contracts with a term of more than six months which is not terminable by the Company for convenience upon less than 90 days’ notice without penalty and involves a consideration in excess of $500,000 annually.

(b) No Material Contract has been terminated or repudiated by any party thereto. Each Material Contract is in full force and effect. To Sellers’ Knowledge, as of the date hereof, there exists no current default or event of default by any party to any Material Contract. The Company will or has delivered or made available to Purchaser true copies of each Material Contract.

4.10 Litigation. There are no currently pending material Proceedings by, before or against any Governmental Entity or any other Person, or, to the Knowledge of the Sellers, have any of the foregoing been threatened, against the Company which would have a Material Adverse Effect, except as provided in Section 4.10 of the Sellers Disclosure Schedule. The Company is not subject to any known Order which restricts the operation of its business.

4.11 Intellectual Property Rights and Claims; Information Technology.

(a) Section 4.11(a) of the Sellers Disclosure Schedule contains a list, to Sellers’ Knowledge and opinion, of all of the Business Intellectual Property existing as of the date of this Agreement, and the owner thereof.

(b) To Seller has not received any notice that the conduct of the Company’s business as currently and formerly conducted has not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. To Sellers’ Knowledge, no Person has infringed, misappropriated, or otherwise violated any Business Intellectual Property.

4.12 Insurance. Section 4.12(i) of the Sellers Disclosure Schedule sets forth a list of all insurance policies (the “Insurance Policies”) owned, or held by, the Company. Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. The Company has not received any pending written notice of cancellation, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid as required. The Company has not received any notice of default under or has knowingly otherwise failed to comply with any material provision contained in any Insurance Policy. There are no pending claims, and the Sellers do not have any Knowledge of any occurrence of any event which reasonably might form the basis of any claim, under any Insurance Policy except as disclosed on Section 4.12(ii) of the Sellers Disclosure Schedule. Purchaser is responsible for providing any notices required under the Insurance Policies due to the Contemplated Transactions or for obtaining new insurance or changing coverage as deemed appropriate by the Purchaser.

4.13 Tax Matters.

(a) Tax Returns. The Company is current with filing all material Tax returns, statements, forms, extensions, and reports for Taxes (each, a “Return”) that are required to be filed with respect to the Company. To Sellers’ Knowledge, such Returns filed have been correct and complete in all material respects and prepared in accordance with applicable Law.

(b) Payment of Taxes. To Sellers’ Knowledge, all Taxes due by or with respect to the Company for all Pre-Closing Periods have been or will be timely paid as required by the taxing authority or under this Agreement.

(c) Other Tax Matters.

(i) The Company (i) is not, and has never been, a member of an affiliated group or has ever been included in any “consolidated”, “unitary” or “combined” Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state or locality and (b) is not a partner, member, owner or beneficiary of any entity that has been a partnership or a trust for Tax purposes.

(ii) There are no known Liens currently on any of the assets or properties of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes.

4.14 Benefit Matters. The Company does not now have and has never had any Company retirement benefit plans (or any Liabilities or obligations arising therefrom or relating thereto). The Company does not now have and has never had any Company ERISA Affiliates. The Company has not received any notification of any violation of (and to Sellers’ Knowledge, has never been in violation of) any Laws relating to Company benefit plans. The Company maintains employee health insurance benefit plans as required under federal law.

4.15 Compliance with Laws. Except as set forth in Section 4.15 of the Sellers Disclosure Schedule:

(a) The Company has not received any currently pending written notice of noncompliance in any material respects of any Laws or any Order applicable to the Company which could have a Material Adverse Effect or as disclosed in Section 4.15(a) of the Sellers Disclosure Schedule.

(b) The Company has not received any pending notification that any Permit obtained by the Company is not valid and in full force and effect. To Sellers’ Knowledge, there are no pending material violations by the Company which could result in proceedings or circumstances which could result in the termination or limitation of any such Permit, except as disclosed in Section 4.15(b) of the Sellers Disclosure Schedule. To Sellers’ Knowledge, all fees and charges with respect to such Permits as of the date hereof have been paid as required in full.

4.16 Labor Matters.

(a) Seller has provided or made available to Purchaser a listing of all current employees of the Company, his or her annual base salary or hourly rate, full-time or part-time status, work location, and date of hire as of the date provided.

(b) As of the date hereof, with the exception of the Sellers and the Chief Financial Officer of the Company, no current officer or executive of the Company has given notice of his or her intent to terminate his or her employment or engagement with the Company and no notice of termination has been given to any officer or executive of the Company.

(c) As of the date hereof, to Sellers’ Knowledge, the Company is in material compliance with all applicable labor laws or employment practices related to employee classification (as exempt or non-exempt), overtime pay, withholding, child labor, working conditions, sick-pay, and unemployment insurance.

(d) The Company is not a party or subject to any labor union, or similar labor organization, or collective bargaining Contract (is not operating under any such expired Contracts); no labor union or collective bargaining Contract is currently being negotiated by or involving the Company; and, to the Knowledge of Sellers, there are no attempts to organize employees of the Company for collective bargaining or similar purposes. There are no pending or, to the Knowledge of Sellers, threatened or anticipated, and there have been no strikes, lockouts, work stoppages or slowdowns, pickets, boycotts, unfair labor practice charges, labor disputes, or to the Knowledge of Sellers, organizing attempts (including union organization campaigns or requests for representation) with respect to employees of the Company.

(e) There are no pending or, to the Knowledge of Sellers, threatened, Proceedings brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of the Company (collectively, “Labor Actions”).

4.17 Environmental Matters.

(a) The Company has not received any current, pending or unresolved notifications of material noncompliance with any Environmental Law. There are no known Proceedings pending or, to the Knowledge of Sellers, threatened against the Company or its assets under any Environmental Law.

(b) As of the date hereof, there is not any known spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Materials for which the Company has been notified is in violation of any Environmental Law with respect to the Business or assets of the Company that has not been remedied.

4.18 Assets. The tangible and intangible personal property, including the Personal Property, owned or leased by the Company, together with all owned and leased real property of the Company currently utilized in the Business will remain property of the Company after the Closing Date on an as-is basis, with the exception of the items listed on Section 4.18 of the Sellers Disclosure Schedule.

4.19 Inventory. Section 4.19 of the Sellers Disclosure Schedule sets forth a list of all of the Company’s inventory (the “Inventory”), which is in the physical possession of one or more of the Company’s store locations at Closing. The Inventory was acquired in the Ordinary Course of Business.

4.20 Finder; Brokers. No third-party agent, broker, Person or firm acting on behalf of the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from any of the parties hereto, or from any of their Affiliates, in connection with this Agreement or any of the Contemplated Transactions.

4.21 Books and Records. The Seller has provided all financial statements and all other financial information requested by the Purchaser. Seller has made all reasonable effort to ensure all information provided is complete and correct in all material respects.

4.22 Accounts Payable, Accounts Receivable. All of the accounts payable of the Company represent bona fide purchases in the Ordinary Course of Business of the Company and are for purchases of goods or services from suppliers to the Company, none of which is an Affiliate of the Company.

4.23 Bank Accounts. Section 4.23 of the Sellers Disclosure Schedule sets forth the name of each bank in which the Company has an account or safe deposit box, with the account number and account type of each such account and the names of all persons authorized to draw thereon. Purchaser is responsible for any new owner documentation required by the relevant banks due to the Contemplated Transactions.

4.24 Disclosure. To Sellers’ Knowledge, no representation or warranty by Seller Parties in this Agreement and no statement contained in the Sellers Disclosure Schedule to this Agreement contains any materially or willfully untrue statement of a material fact.

4.25 No Additional Representations or Warranties. The representations and warranties made by the Sellers in this Article IV or in the Sellers Disclosure Schedule, are the exclusive representations and warranties made by the Sellers with respect to the Sale of Company Shares. Except for any representations and warranties set forth in this Article IV or the Sellers Disclosure Schedule pursuant to this Agreement, Seller Parties and the Company expressly disclaim any other representations or warranties of any kind or nature, express or implied, including but not limited to any as to Liabilities, operations of the facilities, the title, condition, value or quality of assets or prospects of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller Parties as follows as of the date hereof:

5.1 Due Organization, Good Standing and Power of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Arizona. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Due Organization, Good Standing and Power of Parent. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.3 Authorization; Noncontravention.

(a) The Purchaser has the requisite power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement and all Ancillary Documents to be delivered by the Purchaser as contemplated hereby, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery by Purchaser of this Agreement and any other Ancillary Documents to which Purchaser, Parent and Company is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and each Ancillary Document constitute legal, valid, and binding obligations of Purchaser and are enforceable against Purchaser in accordance with their respective terms.

(b) The Parent has the requisite power and authority and has taken all corporate or other action necessary to consummate the Contemplated Transactions. The execution and delivery by Purchaser of this Agreement and any other Ancillary Documents to which Purchaser is a party, and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent.

(c) The execution and delivery of this Agreement and all Ancillary Documents to be delivered by Purchaser as contemplated hereby do not, and the consummation of the Contemplated Transactions will not, (i) conflict with any of the provisions of the Organizational Documents of Purchaser, as amended to the date of this Agreement, or (ii) contravene any Law or any Order applicable to Purchaser by which any of its properties or assets are bound.

5.4 Consents and Approvals. No consent of or filing with any Governmental Entity or any other Person must be obtained or made in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the Contemplated Transactions, except for any consents, approvals, authorizations or filings, which (a) relate to the operation of the Company’ Business, or (b) have been obtained or made or, if not made or obtained, could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the Contemplated Transactions.

5.5 Independent Investigation. Purchaser and Purchaser Representatives have significant knowledge, sophistication and experience related to understanding the Business of the Seller and have conducted their own independent review and analysis of the assets, properties, rights and interests of the Business, Seller Parties and Company, their results of operations, and their financial condition and prospects and the financial statements, and acknowledges that the Sellers have provided Purchaser with all requested access to the personnel, properties, premises and books and records of the Business for this purpose. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis, and the express representations and warranties of Seller Parties as provided in Article IV and the Sellers Disclosure Schedule herein.

5.6 Disclosure. To the Purchaser’s knowledge, no representation or warranty by Purchaser in this Agreement contains any untrue statement of a material fact.

5.7 No Additional Representations or Warranties. The representations and warranties made by the Purchaser in this Agreement, or in any Exhibit, Schedule or certificate delivered pursuant to this Agreement, are the exclusive representations and warranties made by Purchaser. Except for any representations and warranties set forth in this Agreement, or in any Exhibit, Schedule or certificate delivered pursuant to this Agreement, Purchaser expressly disclaims any other representations or warranties of any kind or nature, express or implied.

ARTICLE VI

CERTAIN COVENANTS

6.1 Confidentiality. From the date of this Agreement to the Closing Date, the Seller Parties, on the one hand, and Purchaser, on the other hand, each shall cause their respective Representatives to, hold in confidence, and not to disclose or use without the prior written consent of the other party, any and all Confidential Information, in any form, concerning the Company, Purchaser, Seller Parties and this Agreement.

6.2 Post-Closing Access to Records. For a period of seven (7) years after the Closing Date, the Sellers shall preserve and retain all Tax books and records in their possession to the extent relating to the conduct of the Business prior to the Closing Date. Notwithstanding the foregoing, during such seven (7) year period, the Sellers may dispose of any such books and records which are offered to, but not accepted by, Purchaser within thirty (30) days after such offer.

6.3 Further Assurances. At any time and from time to time after the Closing Date, without further consideration, each party hereto shall, at the reasonable request of any other party hereto, execute and deliver such further instruments of conveyance, assignment, assumption and transfer and take such further action as may be reasonably necessary or appropriate in order to (a) effectuate the intent of this Agreement, (b) perfect or record title of Purchaser in the Company Shares, (c) put Purchaser in possession of the Company Shares, (d) effectuate the transfer of any existing Permits and (d) provide such other party in all respects with the intended benefits of this Agreement and the Ancillary Documents.

6.4 Due Diligence. Sellers shall make available, upon execution of this Agreement, to Purchaser for inspection, all of the Company’s books and financial statements as requested by the Purchaser and all other documents reasonably requested by Purchaser.

6.5 Accounts Payable. Effective from and before the Closing Date, the accounts payable including purchases made on credit cards for all products received prior to the Closing Date and the prorate amount for services received of the Company prior to the Closing Date (the “Seller’s Accounts Payable”) will be the sole responsibility of the Seller, and Seller shall payoff the Seller’s Accounts Payable within ninety (90) days following the Closing Date.

6.6 Bank Accounts. Seller shall be entitled to collect and receive the funds (the “Closing Bank Account Funds”) held in the bank accounts of the Company listed on Section 4.23 of the Sellers Disclosure Schedule (the “Bank Accounts”) as of the Closing Date, and cash received in the Bank Accounts for sales which occurred prior to the Closing Date. On and after the Closing Date, the Purchaser shall hold, transfer and disperse such Closing Bank Account Funds to the Sellers immediately upon receipt.

6.7 Cash on Hand. Seller shall leave for Purchaser $310.00 in cash on hand per lane to avoid disruption in operations. Purchaser will reimburse Seller on the Closing Date for the amount of

$7,440.00 for such cash on hand in addition to the face value of all coins on hand. Prior to the Closing Date, Seller shall count coins and inform the Purchaser of the total face value of all coins on hand, which shall be paid by Purchaser to Seller within five (5) days of the Closing Date.

6.8 Sales Proceeds Prior to Closing. Purchaser shall transfer via wire transfer or ACH to Seller, immediately upon receipt, any sales proceeds earned prior to the Closing Date, which are deposited into the Company’s Bank Accounts following Closing.

6.9 Permits. Purchaser shall be responsible for ensuring any existing Permit and agreement included in Section 4.3 of the Sellers Disclosure Schedule or any other Permit needed, is approved, transferred or a new Permit is obtained as may be required by such issuing body or counterparty as a result of the Contemplated Transactions on and following the Closing Date. Purchaser shall be responsible for all fees and costs related to such transfer, issuance or approval.

6.10 Vendor Notices. Seller will within forty-five (45) days of Closing, provide Seller approved written notification to all vendors communicating the change in ownership and invalidity of any personal guaranties previously provided by the Seller after the Closing Date.

6.11 Conduct of Business. From the date of this Agreement to the Closing Date, the Sellers and Company shall conduct the Business in the normal and regular manner, and use its best efforts to (i) preserve the Business, (ii) keep available to Purchaser the services of the present employees of the Company; and (iii) preserve the goodwill of the Company’s suppliers and customers and any other Persons having a business relationship with the Company.

6.12 Inventory.

(a) Prior to the Closing Date, Sellers and Purchaser shall coordinate an inventory check at the Company’s three store locations (2025 N. Dobson Road Chandler, AZ; 7575 W. Cactus Road Peoria, AZ and 1990 W. Orange Grove Road Tucson, AZ) and shall mutually estimate a total landed cost value in writing to be used for the determination of the Purchase Price Adjustment as contemplated herein and in the Seller Note.

(b) From the date of this Agreement to the Closing Date, Sellers will keep a record of logistics costs for goods ordered prior to the Closing Date, but not yet received by the Company. Purchaser shall have the sole responsibility for the payment of related invoices and freight received after the Closing Date.

6.13 Continued Employment. The Parties agree that Meng Truong shall continue as an employee of the Company for a period of six (6) months following the Closing (the “Meng Employment Period”); provided, however, that Purchaser may shorten the Meng Employment Period to be for a period less than six (6) months following the Closing at its discretion. The Meng Employment Period may be extended, upon the mutual agreement of Meng Truong and Purchaser, up to two (2) times for an additional three (3) months each time.

6.14 Restrictive Covenants.

(a) From the date of this Agreement to the Closing Date, the Sellers and Company shall not, without the Purchaser’s prior written consent:

(i) enter into any new material contract, including, but not limited to, contracts for the performance of services except as in the ordinary course of business;

(ii) advertise or conduct inventory reduction sales or reduce the prices of any items of inventory inconsistent with current practices;

(iii) increase the compensation of any salaried manager of the Company;

(iv) make changes to the Company’s current management personnel; or

(v) make any stock transfers.

(b) From the date of this Agreement to the Closing Date, the Sellers and Company will not take any action to cause any of the following, and will provide notification to the Purchaser if such event occurs:

(i) incur any Liabilities, other than in the ordinary course of its business consistent with past practice or as contemplated in the Ancillary Documents, or fail to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to the Company or any of Company’s assets or properties;

(ii) suffer any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Company’s Business, operations, assets, properties, prospects or condition (financial or otherwise);

(iii) suffer any change in its financial condition or in the nature of the Company’s business or operations which has had a Material Adverse Effect on its business, operations, assets, properties, prospects or condition (financial or otherwise);

(iv) make any previously undisclosed capital expenditure or capital addition or betterment, except such as may be involved in the ordinary repair, maintenance and replacement of the Company’s assets;

(v) increase the salaries, or made any new advance (excluding advances for ordinary and necessary business expenses and Seller or tax distributions) or loan to, any of the Company’s directors, officers or employees, or make any increase in, or any addition to, other benefits to which any of Company’s directors, officers or employees or shareholders may be entitled; or

(vi) enter into any material agreement other than in the ordinary course of the Company’s business consistent with past practice.

(c) After the Closing Date, Sellers may not retain any sales incentives for the Company from the Company’s suppliers for inventories ordered through the Closing Date.

(d) Each Seller Party acknowledges that such Seller Party has had access to Confidential Information and that such Confidential Information does and will constitute valuable, special and unique property of Parent, Purchaser or the Company from and after the Closing Date. Each Seller Party agrees that for a period of two (2) years following the Closing Date, such Seller Party will not, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than authorized Representatives of Purchaser, or use or otherwise exploit for its or his own benefit or for the benefit of anyone other than Parent, Purchaser or the Company, any Confidential Information. If and to the extent disclosure of Confidential Information is specifically required by Law, the Seller Parties shall, to the extent permitted by Law, make effort to provide Purchaser with prompt notice of such requirement or disclosure. Seller Parties shall reasonably cooperate with Purchaser to obtain a protective order if applicable.

(e) Each Seller Party agrees that, for a period of three (3) years following the Closing Date (the “Restricted Period”), except as a consultant to or employee of the Purchaser or the Company, such Seller Party will not, and will cause such Seller Party’s Affiliates not to, directly or indirectly, (i) provide services to, (ii) own, or (iii) work for (as a principal, shareholder, partner, director, officer, agent, executive, consultant, contractor, competitors, employee or otherwise) any of the Company’s direct Asian retail supermarket competitors located within a Restricted Area.

(f) Each Seller Party agrees that during the Restricted Period, such Seller Party will not own, operate or manage any Asian supermarket anywhere in the Restricted Area. For purposes of this Agreement, the “Restricted Area” means a fifty (50) mile radius from any of the three current store locations of the Company.

(g) Each Seller Party agrees that such Seller Party will not, and will cause such Seller Party’s Affiliates not to, without Purchaser’s prior written consent, directly or indirectly, for a period of one year after the Closing Date (i) solicit, induce or attempt to induce or cause any individual who is at Closing an officer, manager or consultant of the Company to leave the employ of the Company, provided that a general solicitation which is not directed specifically to any such individual shall not alone be a violation of this Section 6.14(g), (ii) hire any such solicited or induced individual described in the foregoing clause (i), or (iii) in any way interfere with the relationship between the Company, on the one hand, and any such officer, manager, consultant or employee, on the other hand which could have a Material Adverse Effect.

(h) Each Seller Party agrees that during the Restricted Period such Seller Party will not, and will cause such Seller Party’s Affiliates not to, directly or indirectly, induce, or attempt to induce, any client or customer, supplier, vendor, landlord, agent or other Person transacting business with the Company to reduce or cease doing business with the Company, or in any way to materially and negatively interfere with the relationship between any such client or customer, supplier, vendor, landlord, agent or business relation, on the one hand, and the Company, on the other hand.

(i) Each Seller Party recognizes that the territorial, time and scope limitations set forth in this Section 6.14 are reasonable and necessary for the protection of the Company’s legitimate interest in client relationships, goodwill and trade secrets of their Business and constitute a material inducement to Purchaser to enter into this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

(j) If a Seller Party breaches any of the provisions contained in exclusively in Sections 6.14(e) and 6.14(f) the Company shall have the rights and remedies set forth in this Section 6.14(j), each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at Law or in equity. Each Seller Party acknowledges and agrees that in the event of a violation of any of the restrictive covenants set forth in Sections 6.14(e) and 6.14(f), the Company may not have an adequate remedy at Law and each shall therefore be entitled to enforce each such provision by temporary or permanent injunction obtained in any court of competent jurisdiction, without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at Law or in equity.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Closing. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or mutually agreed upon waiver by each Party, at or prior to the Closing, of each of the following conditions:

(a) Consent of Landlords. Purchaser and Seller obtaining the consents of the landlords (the “Landlords”) and amendments of the Real Property Leases of the assignment or sale as specifically required under the Real Property Leases, as applicable.

(b) Truong Releases. Seller obtaining conditional release agreements (“Conditional Release Agreements”) from the Landlords of the Chandler and Peoria Real Property Leases allowing for the full and unconditional release by the Landlords of Sellers’ personal guarantees under the Real Property Leases (the “Truong Guarantees”) when certain conditions are met (each, a “Truong Release” and collectively, the “Truong Releases”). Purchaser and Seller agree to use best efforts to obtain the Truong Releases. Purchaser further agrees and covenants that it will not enter into any renewal term under any of the Real Property Leases if the Truong Guarantees are not fully and unconditionally released at the time of such renewal.

(c) Licenses. Buyer filing for or obtaining (i) county health department operating licenses in Pima and Maricopa counties and (ii) an Arizona beer and wine liquor license covering all three stores.

(d) From the date of this Agreement, no Material Adverse Effect on the condition on the part of the Purchaser, Sellers, Parent or any party’s ability to meet its respective obligations under this Agreement or the Ancillary Documents.

ARTICLE VIII

TAX MATTERS

8.1 Returns and Payment.

(a) The Sellers shall have the exclusive obligation to prepare, or cause to be prepared, all income Tax Returns of the Company that are due (taking into account any extensions) with respect to any taxable year or other taxable period ending on or before the Closing Date, including the period from the end of the last Tax year until the day before the Closing Date pursuant to a “closing of the books” Tax election by both the Sellers and Purchaser (each a “Pre-Closing Return”). Pre-Closing Returns shall be prepared by treating items on such Pre-Closing Returns in a manner consistent with the past practices of the Company with respect to such items.

(b) Except as provided in Section 8.1(a), Purchaser shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company for all tax periods beginning on and after the Closing Date. Purchaser shall prepare such Return in a manner consistent with the past practices of the Company if applicable (except as otherwise required by the Code or other applicable Law).

(c) All Taxes with respect to the income, property or operations of the Company prior to Closing shall be paid by the Sellers pursuant to the final Pre-Closing Return. In the case of any property/ad valorem Taxes, which shall be allocated between the Purchaser and Sellers on a per diem basis.

(d) All transfer, documentary, registration and other such taxes and fees related specifically and exclusively to the documentation of the Sale of Company Shares (including any penalties and interest) (collectively, the “Transfer Taxes”) shall be paid by each party and each party shall have no responsibility for the other parties’ Transfer Taxes.

(e) All Federal and State payroll Tax withheld and incurred before the Closing Date will be cleared and paid by the Sellers within ten (10) days of the Closing Date. ANY OUTSTANDING OR PAYROLL TAXES NOT PAID WITHIN TWENTY (20) DAYS AFTER THE CLOSING DATE WILL BE ESCROWED INTO PURCHASER’S ACCOUNT.

(f) At Closing, Sellers shall provide to Purchaser a written computation of sales Tax collected and due from the first of day of the month of the Closing Date until the day before the Closing Date (the “Computed Sales Tax Amount”). Sellers shall pay the Computed Sales Tax Amount to the Company within ten (10) days of the Closing Date. Company and Purchaser shall have full responsibility for making the monthly sales Tax filing and paying the full monthly Tax due in the month following the Closing Date. ANY OUTSTANDING SALES TAXES NOT PAID WITHIN TWENTY (20) DAYS AFTER THE CLOSING DATE WILL BE ESCROWED INTO PURCHASER’S ACCOUNT.

8.2 Tax Controversies.

(a) The Sellers on the one hand, and Purchaser, on the other hand, shall promptly notify each other upon receipt by such party or his or its Affiliate of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which a Seller may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). The Sellers, at the Sellers’ sole expense, shall have sole control of the conduct of all Tax Contests with respect to Tax periods ending on or before the Closing Date, including any settlement or compromise thereof, provided, however, that the Sellers shall keep Purchaser reasonably informed of the progress of any such Tax Contest, and if such settlement shall have any monetary effect on the Company, Seller shall not affect any such settlement or compromise of any such Tax Contest without obtaining Purchaser’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Except as otherwise provided in Section 8.2(a), or if the Sellers do not elect to control a proceeding pursuant to Section 8.2(a) as communicated through written notice to the Purchaser, Purchaser shall have the sole right to control any audit or examination by any Tax authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to, the income, assets or operations of the Company for all Pre-Closing Periods; provided, however, that Purchaser shall not enter into any settlement of any Tax Contest or otherwise compromise any issue with respect to the portion of the Pre-Closing Periods that would increase the Tax liability of Sellers or Sellers beneficial owner without the prior written consent of the Seller or Sellers Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

8.3 Post-Closing Access and Cooperation.

(a) After the Closing Date, Purchaser, on the one hand, and Sellers on the other hand, shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Returns for Pre- Closing Periods) relating to the Company as is reasonably necessary for the preparation of any Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment. Any request for information or documents pursuant to this Section 8.3 shall be made by the requesting party in writing. The other party hereto shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information. The requesting party shall indemnify the other party for any reasonable out- of-pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 8.3. Any information obtained under this Section 8.3 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Returns or claims for refund or in conducting any Tax audit, dispute or contest.

(b) Seller and Purchaser will file an election under Section 1377 for “closing of the books” method accounting for sale year taxes for the year 2024. Seller will further revoke its S- Corp election on the Closing Date. Purchaser and Seller shall be responsible for their respective corporate taxes.

8.4 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.13 and this Article VIII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus ninety (90) days.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival of Representations and Warranties.

(a) The respective representations and warranties of Seller Parties, on the one hand, and Purchaser, on the other hand, contained in this Agreement or in the Sellers Disclosure Schedule shall survive the Closing until the date that is 12 months after the Closing Date, except that the representations and warranties contained in (i) Section 5.1 (Due Organization, Good Standing and Corporate Power of Purchaser), Section 5.2 (Due Organization, Good Standing and Corporate Power of Parent), and Section 5.3 (Authorization; Noncontravention) (collectively, the “Purchaser Fundamental Reps”), and (ii) Section 4.1 (Due Organization, Good Standing and Corporate Power of the Company; No Subsidiaries), Section 4.2 (Authorization; Noncontravention), Section 4.3 (Consents and Approvals), Section 4.4 (Capitalization; Ownership of Company Shares), Section 4.13 (Tax Matters), and Section 4.20 (Finders; Brokers), (collectively, the “Seller Fundamental Reps”), in each case of clauses (i) and (ii), shall survive until the date that is two (2) years after the Closing. Each covenant and other agreement of Seller Parties or Purchaser hereunder (including their indemnification obligations when a Claim Certificate has been submitted in good faith to the Indemnifying Party prior to the expiration of the applicable survival period hereunder) shall survive until fully performed in accordance with their terms.

(b) No Person shall be liable for any claim for indemnification under this Article IX unless a Claim Certificate (each such indemnification claim generally described in a Claim Certificate and each claim relating thereto is referred to as an “Indemnification Claim”) is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such Indemnification Claim shall survive, until such Indemnification Claim is finally resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the Claim Certificate is given.

9.2 Indemnification by Sellers. Subject to the limitations and other provisions of this Article IX, from and after the Closing, each Seller Party agrees to and shall jointly and severally indemnify and save and hold harmless Purchaser (including, after the Closing) and the Company, and their respective Representatives (individually or collectively, the “Purchaser Indemnitee(s)”) for all Losses suffered, incurred or paid, directly or indirectly, by each Purchaser Indemnitee as a result of, arising out of or related to any one or more of the following:

(a) any material breach of any representation or warranty made by a Seller Party as contained in this Agreement (including contained in Article IV hereof) or in any Sellers Disclosure Schedule pursuant to this Agreement;

(b) any material breach or non-fulfillment of any and all covenant, obligation or agreement to be performed by a Seller pursuant to this Agreement; and/or

(c) any Indemnified Taxes.

9.3 Indemnification by Purchaser. Subject to the limitations and other provisions set forth in this Article IX, from and after the Closing, Purchaser and Company, jointly and severally, after the Closing agrees to and shall indemnify and save and hold harmless each Seller Party and their respective Representatives (individually or collectively, the “Seller Indemnitees”) against any and all Losses suffered, incurred or paid, directly or indirectly, by any Seller Indemnitee as a result of, arising out of, or related to any one or more of the following:

(a) any material breach of any representation or warranty made by Purchaser in this Agreement (including contained in Article V hereof); and/or

(b) any material breach or non-fulfillment of any and all covenant, obligation or agreement to be performed by Purchaser or the Company after Closing pursuant to this Agreement.

9.4 Certain Limitations. The party making the claim under this provision VIII is referred as the “Indemnified Party” and the party against whom such claims are asserted is referred as the “Indemnifying Party”. The indemnification provided under Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 9.2(a) or Section 9.3(a), as the case may be, until the aggregate amount of Losses in respect to the Indemnification exceeds one hundred and fifty thousand dollars ($150,000) (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 9.2(a) or Section 9.3(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed ten thousand dollars ($10,000), (which Losses shall not be counted toward the Deductible).

(b) The aggregate amount of Losses for which an Indemnifying Party shall be liable pursuant to Section 9.2(a) or Section 9.3(a) shall be limited to 10% of the Purchase Price.

(c) Payments by any Indemnifying Party pursuant to Section 9.2 or Section 9.3 in respect to any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or Company) in respect of such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or diminution of value or any damages based upon any multiple (other than indemnification for amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required).

(e) Each Indemnified Party shall take, and shall cause it Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto, including incurring cost only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(f) Seller shall not be liable under Article IX for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement if the Purchaser had actual or constructive knowledge, in each case after reasonable inquiry, of the inaccuracy or breach prior to Closing.

9.5 Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof via a certificate (a “Claim Certificate”), which Claim Certificate shall state that the Indemnified Party has paid or incurred or anticipates it will incur liability for Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this Agreement and specify generally the nature of the Losses and the amount (to the extent then known). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third- Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 9.4(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third- Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.1) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Article IX. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such an event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof via a Claim Certificate. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such Claim Certificate by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

9.6 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to five percent (5.0%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

9.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

9.8 Exclusive Remedies. Subject to and except for Section 6.14, the rights and remedies provided for in this Article IX (and in Article VIII) are the parties sole remedy with respect to any and all claims (other than arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to indemnification provisions as set forth in this Article IX. In furtherance of the foregoing, each party waives from and after Closing, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX and Article VIII. Nothing in this Section 9.8 shall prohibit any Person’s rights to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of Fraud by any party hereto. For avoidance of doubt, this Article IX and any other provision in this Agreement, does not limit or restrict in any way the rights or remedies in Law, contract or elsewise, of the parties under any and all of the Ancillary Documents.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the party incurring such costs and expenses.

10.2 Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

10.3 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or facsimile transmission to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (a) immediately when sent by email between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day), and (b) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(i)	If to Sellers to:

Meng Truong.

2747 W. Harrison Place

Chandler, AZ 85224

Paulina Truong

2747 W. Harrison Place

Chandler, AZ 85224

truongpaulina@yahoo.com

(ii)	if to Purchaser, to:

AZLL, LLC

19745 Colima Road

Rowland Heights, CA 91748

Attn: John Xu

Email: john.xu@maisonsolutionsinc.com

with a copy (which shall not constitute notice or service of process) to:

Alex Lopez

127 N Garfield Ave.

Monterey Park, CA 91754

Email: alex.lopez@maisonsolutionsinc.com

and

Akerman LLP

Attn: Mark Y. Liu, Esq. and Christina Russo, Esq.

633 West Fifth Street, Suite 6400

Los Angeles, CA 90071

Email: mark.liu@akerman.com and christina.russo@akerman.com

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement, will be deemed to have been received at the earliest time provided for by this Agreement.

10.4 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the Sellers Disclosure Schedule and the other agreements contemplated herein, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

10.5 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. Except with respect to Article VIII and Article IX hereof, which shall inure to the benefit of each Purchaser Indemnitee and Seller Indemnitee no other Person not party to this Agreement shall be entitled to the benefits of this Agreement, with the exception of the potential heirs to the Sellers who shall inherit all of the rights held by the Sellers in this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party unless through inheritance on the part of the Sellers.; Any attempted assignment in violation of this Section 10.5 will be void ab initio.

10.6 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.7 Amendment and Modification. This Agreement may not be amended or modified except by a written instrument executed by Purchaser and the Sellers.

10.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile, DocuSign, scanned portable document format (.pdf) image, or other electronic means, all of which shall be deemed to be originals for all purposes.

10.9 Applicable Law; Jurisdiction. This Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with the Laws of the state of Arizona, without regard to the conflict of Laws rules thereof. Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Ancillary Documents, or the transactions contemplated hereby or thereby may be instituted in the Arizona Federal District Court or the courts of the State of Arizona in each case located in the city of Phoenix and county of Maricopa County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

10.10 Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity of enforceability of the remaining provisions hereof, but this Agreement shall be construed as if not containing the provisions held invalid or unenforceable in the jurisdiction in which so held.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed, or caused this Stock Purchase Agreement to be duly executed by their respective officers, thereunto duly authorized, all as of the date first above written.

PURCHASER:

AZLL, LLC

By:	/s/ John Jun Xu
Name:	John Jun Xu
Title:	President

[Signatures continued on following page]

SELLERS:

/s/ Meng Truong
Meng Truong

/s/ Paulina Truong
Paulina Truong

EXHIBIT A

Company Shares

Seller	Company Shares	Pro Rata Portion
Meng Truong	500,000	50%
Paulina Truong	500,000	50%

Total:	1,000,000	100%

A-1

EXHIBIT B

Form of the Senior Secured Seller Note

See attached.

FORM OF

SENIOR SECURED NOTE AGREEMENT

Initial Principal Loan Amount	Date: April 8, 2024
$15,188,032.25

For good and valuable consideration received as set forth in and in conjunction with that certain Stock Purchase Agreement dated April 4, 2024 (the “SPA”) and subject to the terms and conditions of this Senior Secured Note Agreement (the “Note”), Lee Lee Oriental Supermart, Inc., an Arizona corporation (the “Issuer” or “Company”), whose primary address is 2025 North Dobson Road, Chandler, Arizona 85224, does hereby promise to pay to the order of Meng Truong and Paulina Truong, husband and wife, whose address is 2747 W. Harrison Place Chandler, AZ 85224 (together, the “Holders”) the Initial Principal Loan Amount of fifteen million one hundred eighty-eight thousand thirty-two dollars and 25 cents ($15,188,032.25) plus any potential Guarantee Premiums, as defined below and in Section 3.2 of the SPA (the “Principal Amount”), pursuant to the conditions set forth herein.

The following is a statement of the rights of the Holders of this Note and the terms and conditions to which this Note is subject, and to which the Issuer and Holders hereof, by acceptance of this Note, agree:

1. Definitions. Unless the context otherwise requires, as used in this Note, the following terms shall have the following meanings:

1.1 “Principal Amount” shall mean the aggregate principal face amount of the Note of $15,188,032.25 plus any Guarantee Premiums as defined herein and in Section 3.2 of the SPA.

1.2 “Issuer” shall mean Lee Lee Oriental Supermart, Inc., an Arizona corporation.

1.3 “Guarantors” shall mean (i) AZLL, LLC an Arizona limited liability Company (“AZLL”) and (ii) John Jun Xu and Grace Xu, individuals and residents of California.

1.4 “Distribution” means collectively, with respect to Guarantors, all dividends, cash, warrants, options, rights, instruments, distributions, returns of capital, income, interest, profits or other property or proceeds.

1.5 “Parent” shall mean Maison Solutions Inc., a Delaware corporation, which is publicly traded on the Nasdaq Stock Market LLC under the symbol “MSS”.

1.6 “Loan Parties” shall mean the Issuer and Guarantors, collectively.

1.7 “Note” shall means this instrument that represents the Company’s indebtedness pursuant to the terms and conditions set forth in herein.

1.8 “Obligations” shall mean the Principal Amount plus any interest, fees or any other amounts owed by the Issuer to the Holder under the Note.

1.9 “Issue Date” shall mean the date of the Note issuance of April , 2024.

1.10 “Leases” shall mean:

(a) that certain lease dated May 10, 2009, as amended, by and between JGNK Investments Arizona LLC (as successor to Dobson Park, LLC) and Issuer for the lease of the premises located at 2025 N. Dobson Road Chandler, AZ 85224 (the “Chandler Lease”);

(b) that certain lease dated December 23, 2013 as amended, by and between JGNK Investments Arizona LLC (as successor to 75 Cactus LLC) and Issuer for the lease of the premises located at 7575 W. Cactus Road Peoria, AZ 85381 (the “Peoria Lease”; and

(c) that certain lease dated March 18, 2008 as amended, by and between BA Leo LLC (as successor to La Cholla Plaza LLC) and Issuer for the lease of the property located at 1990 W. Orange Grove Road Tucson AZ 85704 (the “Tucson Lease”).

1.11 “Truong Guaranties” shall mean each of the personal guaranties provided by Holders for the payment and covenant obligations under the Leases.

1.12 “Truong Releases” shall mean a full and unconditional release of the Truong Guaranties under each of the Leases by the respective landlord (each a “Truong Release”).

1.13 “Guarantee Premium” shall mean the additions to the Purchase Price as defined under the PSA, of which if assessed shall automatically be deemed part of the Principal Amount of this Note due and payable immediately with no further action on a part of the Holder, equal to the amounts below (each a “Guarantee Premium” and, collectively, the “Guarantee Premiums”):

(a) If the Truong Releases for the Chandler Lease and/or Peoria Lease are not obtained within eighteen (18) months after the Issue Date, the Principal Amount shall increase by a Guarantee Premium of Fifty thousand dollars and no cents ($50,000.00) per affected Lease with such amount due and payable immediately;

(b) If the Truong Releases for the Chandler Lease and/or Peoria Lease are not obtained within twenty-four (24) months after the Issue Date, the Principal Amount shall increase by a Guarantee Premium of Fifty thousand dollars and no cents ($50,000.00) per affected Lease with such amount due and payable immediately;

(c) If the Truong Releases for the Chandler Lease and/or the Peoria Lease are not obtained within thirty-six (36) months after the Issue Date, the Principal Amount shall increase by a Guarantee Premium of One Million Dollars and no cents ($1,000,000.00) per affected Lease with such amount due and payable immediately; and

(d) If the Truong Releases for the Tucson Lease are not obtained within sixty (60) months after the Issue Date, the Issuer shall provide to Holders a deposit of fifty thousand dollars ($50,000.00). The Holders shall return such deposit only if there is no acceleration or claim against the Guarantee prior to the expiration of the Tucson Lease on December 31, 2035.

(e) If at any time after the Issue Date but prior to the obtainment of the three Truong Releases (a) there is an acceleration of lease payments by a Landlord under any of the Leases and/or (b) there is any claim is made or acceleration undertaken pursuant to any of the Leases: the Principal Amount shall increase by the Guarantee Premiums of the following amounts: (i) five hundred thousand dollars ($500,000.00) for the Tucson Lease; (ii) one million two hundred and fifty thousand dollars ($1,250,000.00) for the Chandler Lease; and (iii) one million two hundred and fifty thousand dollars ($1,250,000.00) for the Peoria Lease; in all cases, due and payable immediately.

1.14. “Collateral” shall mean (i) all capital stock of Lee Lee Oriental Supermart, Inc. issued or authorized held by AZLL and any future stock of any class issued by Issuer (the “Stock Collateral”) and (ii) “Issuer Collateral” shall include all inventory, chattel paper, cash, accounts, bank accounts, receivables, equipment, rights, leases, profits, insurance proceeds, vehicles subleases, agreements and general intangibles; whether any of the foregoing is owned now or acquired later; all accessions, additions, replacements and substitutions relating to any of the foregoing; all records of any kind relating to any of the foregoing; all proceeds relating to any of the foregoing (including insurance, general intangibles and other account proceeds) and fixtures and any other item owned by Issuer whatsoever and all of the foregoing specifically located at:

(a) 2025 N. Dobson Road, Chandler, AZ 85224;

(b) 7575 W. Cactus Road, Peoria, AZ 85381;

(c) 1990 W. Orange Grove Road, Tucson, AZ 85704; and

(d) any other location where the Issuer maintains assets or inventory.

1.15. “SPA” shall mean that certain Stock Purchase Agreement by and between AZLL and Holders dated April 4, 2024.

2. Interest. The Note shall accrue interest on the outstanding Principal Amount at the annual interest rate of five percent (5%). Interest shall be payable on the first day of each month with the first payment due on May 1, 2024. Interest amount shall be calculated as follows: the outstanding Principal Amount at the beginning of the relevant month * ((annual interest rate / 365) * the number of days in the month).

3. Payment of Principal. The Principal Amount and any accrued interest shall be payable pursuant to the payment schedule in EXHIBIT A of this Note. All payments under this Note shall first be applied to fees and accrued but unpaid interest, and next to outstanding principal. Payment shall be made via wire transfer or ACH.

4. Prepayment. The Company may at any time, without penalty, prepay in whole or in part the Principal Amount outstanding under this Note. Notwithstanding anything herein to the contrary, the Note will not be paid in full, and the Security Agreement and the Guarantee Agreements, each as hereinafter defined, shall not be satisfied, until the Truong Guaranties have been unconditionally released by the landlords.

5. Security. The Note and the Obligations shall be at all times secured by a first lien on the Collateral pursuant to a Security Agreement, a form of which is included as EXHIBIT B (the “Security Agreement”). The indebtedness represented by this Note and any renewals or extensions thereof, shall not be subordinate in right of payment to any and all debt of the Issuer for borrowed money now existing or hereafter obtained, in the manner and with the force and effect hereafter set forth.

(a) In the event of any liquidation, dissolution or winding up of the Issuer, or of any execution, sale, receivership, insolvency, bankruptcy, re-adjustment, reorganization, or other similar proceeding relative to the Issuer or its property, all Obligations owing to the Note shall first be paid in full before any payment is made upon any other indebtedness.

6. Guarantees. The Obligations under this Note shall be unconditionally guaranteed by each Guarantor pursuant to the Guarantee Agreement, a form of which is attached in EXHIBIT C (the “Guarantee Agreements”).

7. Representations and Warranties. The Issuer hereby represents and warrants to the Holders, as of the date hereof, as follows:

(a) Existence. The Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Arizona.

(b) Power and Authority. The Issuer has the requisite power and authority, and the legal right, to execute and deliver this Note and the Security Agreement and to perform its obligations hereunder and thereunder.

(c) Authorization; Execution and Delivery. The execution and delivery of this Note and the Security Agreement by the Issuer and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. The Issuer has duly executed and delivered this Note and the Security Agreement.

(d) No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Issuer to execute, deliver, or perform any of its obligations under this Note or the Security Agreement.

(e) No Violations. The execution and delivery of this Note and the Security Agreement and the consummation by the Issuer of the transactions contemplated hereby and thereby do not and will not (a) violate any Law applicable to the Issuer or by which any of its properties or assets may be bound; or (b) constitute a default under any material agreement or contract by which the Issuer may be bound.

(f) Enforceability. Each of the Note and the Security Agreement is a valid, legal, and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms.

8. Covenants.

(a) Distributions. The Company shall not make any Distributions of cash, inventory or assets of any nature or pay any fees to AZLL, Parent or any other related entity or person other than in the normal course of business for inventory purchases made at fair market rates. The Company shall not make any Distributions or any payments of cash, assets or inventory to any party other than in the normal course of business.

(b) Liens. The Company and AZLL will not directly or indirectly create, incur, assume, or permit to exist any lien on or with respect to the Collateral except those contemplated herein.

(c) Mergers and Consolidation. The Company will not consolidate with or merge with any other entity or convey, transfer or lease all or substantially all of the assets in a single or series of transactions to any other entity or person prior to payment of all Obligations under this Note and the obtainment of the Truong Releases.

(d) Sale of Assets. The Company shall not sell any the Collateral, other than inventory in the ordinary course of business of a supermarket prior to the payment of the Obligations under this Note and the obtainment of the Truong Releases.

(e) Insurance. The Company shall maintain general liability, property, and other customary insurance at levels not below those at the time of the signing of the SPA.

(f) Inventory. The Company will maintain all assets and inventory at the following locations:

(i) 2025 N. Dobson Road, Chandler, AZ 85224;

(ii) 7575 W. Cactus Road, Peoria, AZ 85381; and

(iii) 1990 W. Orange Grove Road, Tucson, AZ 85704.

(g) Leases: The Company will pay all rents and other amounts due under the Leases and shall maintain compliance with all covenants and terms of the Leases.

9. Event of Default. The Principal Amount due hereunder will accelerate and become due immediately if an Event of Default (as hereinafter defined) occurs. An “Event of Default” shall exist under this Note if:

(a) the Issuer fails to make any payment of the Principal Amount as required by this Note and does not cure such default within three (3) business days of occurrence;

(b) the Issuer fails to make any interest payment or other non-principal payment required by this Note and does not cure such default within ten (10) days of occurrence;

(c) the Issuer materially breaches any written warranty or representation made or furnished to the Holders;

(d) the Issuer breaches any other covenant or obligation under this Note and fails to cure such default within ten (10) of notice from the Holders;

(e) the Issuer fails to pay any rent or amounts due under any of the Leases or defaults under any provision under the Leases, and such default is not cured within five (5) days of written notice provided by any landlord;

(f) the Issuer, AZLL or Parent commences any case, proceeding, or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Issuer makes a general assignment for the benefit of its creditors;

(g) there is commenced against the Issuer, AZLL or Parent any case, proceeding, or other action of a nature referred to in Section 9(f) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of thirty (30) days;

(h) the Issuer, AZLL or Parent is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due or any party accelerates any debt or files a lawsuit for a financial claim against Issuer, AZLL or Parent;

(i) a judgment or decree is entered against the Issuer or AZLL in any amount, or against Parent in an amount which is over one million dollars ($1,000,000), and such judgment or decree has not been paid, vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(j) any claim is made by any landlord under the Truong Guaranty Agreements;

or

(k) any third party accelerates a claim or files a lawsuit against the Issuer for a financial claim which is not covered by insurance.

10. Remedies

(a) If any Event of Default has occurred, the Holders may at any time, at their option, without notice to the Company, declare all of the Obligations to be immediately due and payable in addition to any other rights or remedies that the Holders may have in law, equity and/or under the Security Agreement and the Guarantee Agreements.

(b) If an Event of Default has occurred, Holders may, at their sole option, resume daily operational control of the Company’s operations until such time as the Obligations have been satisfied.

(c) Default Interest. If an Event of Default occurs, the outstanding Principal Amount shall bear interest (the “Default Interest”) at the simple interest rate of 10 percent (10%) per annum (the “Default Rate”), from the date of such Event of Default until all such sum, together with all interest accrued thereon, at the Default Rate are fully paid. At such time as a judgment is obtained for any amounts owing under this Note or any document or instrument securing this Note, interest shall continue to accrue on the amount of the judgment at the Default Rate.

11. Assignment. This Note may be assigned, sold or transferred by the Holders with written notice to Issuer.

12. Inspection and Audit Rights. Until such time as the Obligations have been satisfied and all of the Truong Guarantees are fully and unconditionally released, the Holders may, upon reasonable request, review or audit financial information of the Issuer.

13. Amendment and Waiver. Any term of this Note may be amended, and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the Company and the Holders of the Note. Any amendment or waiver effected in accordance with this Section 13 shall be binding upon the Holders and each future permitted assignee of the Note and the Company.

14. Attorneys’ Fees. The Company, upon demand, shall pay the Holders for all costs and expenses, including without limitation, reasonable attorneys’ fees and costs, paid or incurred by the Holders in connection with the collection of any sum past due as permitted hereunder, or in connection with enforcement of any of Holders’ rights or Company’s obligations under this Note.

15. Notices. Any notices, requests, claims, demands, or other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or hand for delivery on the next business day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid, or (d) on the next business day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows (or at such other address for a recipient as shall be specified in a notice given in accordance with this Section).

If to Holders:	Meng Truong Paulina Truong

2747 W. Harrison Place

Chandler, AZ 85224

EMAIL: truongpaulina@yahoo.com

If to Company:	AZLL, LLC

Lee Lee Oriental Supermart, Inc.

127 N. Garfield Avenue

Monterey Park, CA 91754

EMAIL: john@maisonsolutions.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this paragraph and at least ten (10) days prior to the proposed change of address. Any notice to be given by any party hereto may be given by legal counsel for such party named above.

16. Governing Law. This Note shall be governed and construed according to the laws of the State of Arizona without giving effect to any conflicts of law principles. Any suit arising from this Note shall be brought in Superior Court, Maricopa County, Arizona, and for this purpose Company hereby expressly consents to the jurisdiction of said court.

17. Construction. The language and all parts of this Agreement shall be construed as a whole according to its fair meaning, and irrespective of any party or its counsel’s role in drafting this Agreement shall not be strictly construed for or against either Issuer or Holders. The parties acknowledge that each party has reviewed this Agreement and has had the opportunity to have it reviewed by its attorney and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendment or exhibit hereto. The headings in this Agreement are for convenience only and are not to be construed as a part of this Agreement or in any way defining, limiting or amplifying the provisions hereof.

18. Severability. If any provision of this Note or the application hereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Note nor the application of such provision to any other person or circumstance shall be affected thereby, but rather the same shall be enforced to the greatest extent permitted by law.

[Signature Page Follows]

Lee Lee Oriental Supermart, Inc., an Arizona corporation

By:
John Jun Xu
Its: President

Date:

AZLL, LLC, an Arizona Limited Liability Company

By:
John Jun Xu
Its: President

Date:

[Signature Page to Senior Secured Note Agreement]

EXHIBIT A

Note Payment Schedule

Month	Date	Principal	Estimated Interest	Outstanding Principal

Close	4/8/2024			15,188,032.25
1	5/8/2024	2,500,000.00	62,416.57	12,688,032.25
2	6/8/2024	2,500,000.00	53,880.68	10,188,032.25
3	7/8/2024		41,868.63	10,188,032.25
4	8/8/2024		43,264.25	10,188,032.25
5	9/8/2024	1,500,000.00	43,264.25	8,688,032.25
6	10/8/2024	1,500,000.00	35,704.24	7,188,032.25
7	11/8/2024	1,500,000.00	30,524.52	5,688,032.25
8	12/8/2024	1,000,000.00	23,375.48	4,688,032.25
9	1/8/2025		19,908.08	4,688,032.25
10	2/8/2025	4,688,032.25	19,908.08	-
11	3/8/2025		-	-
12	4/8/2025		-	-
13	5/8/2025			-
14	6/8/2025
15	7/8/2025
16	8/8/2025
17	9/8/2025
18	10/8/2025	* Guaranty Premium Possible

24	4/8/2025	* Guaranty Premium Possible

36	4/8/2026	* Guaranty Premium Possible

	Any	* Guaranty Premium Possible

	Total	15,188,032.25

EXHIBIT B

Form of Security Agreement

[See Attached]

EXHIBIT C

Form of Guarantee Agreement

[See Attached]

EXHIBIT C

Payment Schedule

The Purchase Price shall be paid as follows and as more specifically described in the Seller Note:

1.	Good Faith Deposit: $250,000; deposited into escrow;

2.	Payment at Closing: $6,750,000;

3.	1 month after Closing: $2,500,000; subject to 50% of Inventory Adjustment;

4.	2 months after Closing: $2,500,000; subject to 50% of Inventory Adjustment;

5.	5 months after Closing: $1,500,000;

6.	6 months after Closing: $1,500,000;

7.	7 months after Closing: $1,500,000;

8.	8 months after Closing $1,000,000;

9.	Payment at 10 months after Closing: $4,688,032.25;

10.	Payment at 18 months after Closing if any Truong Guarantee under the Chandler Lease or the Peoria Lease is not released: a Guarantee Premium of $50,000.00 per affected Lease;

11.	Payment at 24 months after Closing if any Truong Guarantee under the Chandler Lease or the Peoria Lease is not released: a Guarantee Premium of $50,000.00 per affected Lease;

12.	Payment at 36 months after Closing if any Truong Guarantee under the Chandler Lease or the Peoria Lease is not released: a Guarantee Premium of $1,000,000.00 per affected Lease;

13.	Payment at 36 months after Closing if any Truong Guarantee under the Tucson Lease is not released: a Guarantee Premium of $150,000.00 for the Tucson Lease; and

14.	Immediate payment upon (a) acceleration of lease payments by any Landlord under any Real Property Lease or (b) any claim is made or acceleration undertaken pursuant to any of the Truong Guaranties prior to Truong Release: (i) a Guarantee Premium of $1,250,000.00 per affected Chandler Lease and/or Peoria Lease and (ii) a Guarantee Premium of $500,000.00 for the Tucson Lease.

Total:	$22,188,032.25, assuming no Guarantee Premiums or Inventory Adjustment.

C-1

EXHIBIT D

Real Property Leases

1. “Chandler Lease” 2025 N. Dobson Road Chandler, AZ

Landlord: JGNK Investments Arizona, LLC

Lease:	Lease Agreement dated May 10, 2009, as amended by the First Amendment to Lease dated April 30, 2015, and further amended by the Second Amendment to Lease dated October 8, 2019.

2. “Peoria Lease” 7575 W. Cactus Road Peoria, AZ:

Landlord: JGNK Investments LLC

Lease:	Lease Agreement dated December 23, 2013 (the “Original Lease”), as amended by that certain First Amendment to Lease dated May 31, 2016 (the “First Amendment”).

3. “Tucson Lease” 1919 W. Orange Grove Road Tucson, AZ

Landlord: BA LEO LLC

Lease:	Multi-Tenant Retail Lease dated March 18, 2008, as amended by that certain Amendment to Multi- Tenant Lease dated March 2008 (“First Amendment”), that certain Second Amendment to Multi- Tenant Lease dated January 22, 2010 (“Second Amendment”), that certain Third Amendment to Multi-Tenant Retail Lease dated May 2011 (“Third Amendment”), that certain Fourth Amendment to Multi-Tenant Lease dated June 12, 2015 (“Fourth Amendment”), and that certain Fifth Amendment to Multi-Tenant Lease dated September 24, 2019 (“Fifth Amendment”).

D-1

EXHIBIT E

Form of Security Agreement

See Attached.

FORM OF SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the “Agreement”), dated as of this 8th day of April 2024, is made by and between Lee Lee Oriental Supermart, Inc., an Arizona corporation, whose primary address is at 2025 N. Dobson Road Chandler, Arizona 85224 (the “Issuer”) and AZLL, LLC, an Arizona Limited Liability Company whose address is 8 W. Grant Rd, Tucson, AZ 85705 (“AZLL”) (each a “Grantor”, together the “Grantors”) and Meng Truong and Paulina Truong, husband and wife, whose address is at 2747 W. Harrison Place Chandler, Arizona 85224 (together, the “Secured Party”).

RECITALS

Pursuant to the terms and conditions of that certain Stock Purchase Agreement dated April 4, 2024 (the “SPA”), and that certain Senior Secured Note Agreement dated April 8, 2024, between Issuer and the Secured Party (the “Secured Note”), Secured Party is loaning Grantors fifteen million, one hundred eighty-eight thousand thirty-two dollars and twenty-five cents ($15,188,032.25) plus any Guarantee Premiums as defined therein (the “Principal Amount”).

As a condition to the SPA and the Secured Note, Secured Party required and Grantors agreed to enter into this Agreement.

As security for payment and performance of the Issuer’s obligations to Secured Party under the Secured Note, it is the intent of the Grantors to create and grant to Secured Party a security interest in the assets of Issuer and capital stock of Issuer held by AZLL.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Secured Note.

AGREEMENT

NOW, THEREFORE, the Grantors and the Secured Party, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1. Definitions.

(a) “Collateral” includes (i) 100% of the capital stock of Lee Lee Oriental Supermart, Inc. issued and outstanding held by AZLL and any additional equity of Issuer of any class which may be issued in the future (the “Stock Collateral”); and (ii) the “Issuer Collateral” which includes all inventory, chattel paper, cash, accounts, bank accounts, receivables, equipment, rights, leases, vehicles subleases, agreements and general intangibles; whether any of the foregoing is owned now or acquired later; all accessions, additions, replacements and substitutions relating to any of the foregoing; all records of any kind relating to any of the foregoing; all proceeds relating to any of the foregoing (including insurance, general intangibles and other account proceeds); and fixtures and any other item owned by Issuer whatsoever and all of the foregoing specifically located at:

(i)	2025 N. Dobson Road, Chandler, AZ 85224;

(ii)	7575 W. Cactus Road, Peoria, AZ 85381;

(iii)	1990 W. Orange Grove Road, Tucson, AZ 85704; and

(iv)	Any other location which the Issuer maintains or stores its assets or inventory.

(b) “Obligations” shall mean the Principal Amount under the Secured Note together will all interest and fees or other monetary obligations required therein, the repayment of which is secured by this Agreement. A copy of the Secured Note is attached hereto as Exhibit A and incorporated herein by this reference.

(d) “UCC” means the Uniform Commercial Code, as adopted and enacted by and as in effect from time to time in the State of Arizona. Terms used herein which are defined in the UCC and not otherwise defined herein shall have the respective meanings ascribed to such terms in the UCC.

2. Grant of Security Interest. To secure the performance of the Obligations, the Grantors hereby grant the Secured Party a first priority security interest in the Collateral, subject to the terms and conditions of this Agreement and the Secured Note, respectively.

3. Perfection of Certificated Stock Collateral. Each Grantor represents and warrants that all certificates, agreements or instruments representing or evidencing the Stock Collateral in existence on the date hereof have been delivered to the Secured Party in suitable form for transfer by delivery or accompanied by duly executed undated instruments of transfer or assignment in blank and that the Secured Party has a perfected First Priority security interest therein. Each Grantor hereby agrees that all certificates, agreements or instruments representing or evidencing the Stock Collateral acquired by such Grantor after the date hereof shall immediately upon receipt thereof by such Grantor be held by or on behalf of and delivered to the Secured Party in suitable form for transfer by delivery or accompanied by duly executed undated instruments of transfer or assignment in blank, all in a form and substance satisfactory to the Secured Party.

4. Representations and Warranties. The Grantors represent and warrant as follows:

(a) Grantors have title to their respective Collateral; and such Collateral is not subject to and encumbered by any other security interests.

(b) Note Representations. Each Grantor makes the representations and warranties set forth in Paragraph 7 of the Secured Note as they relate to the Grantors or to the documents to which any Grantor is a party, each of which is hereby incorporated herein by reference, and the Secured Parties shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Issuer’s knowledge shall, for the purposes of this section, be deemed to be a reference to the Grantors’ knowledge.

(c) Existence. Each Grantor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification.

(d) Power and Authorization. Each Grantor has the power and authority, and the legal right, to own or lease and operate its property, and to carry on the business as now conducted and as proposed to be conducted, and to execute, deliver and perform the Secured Note and Security Agreement to which it is a party. Each Grantor has taken all necessary organizational action to authorize the execution, delivery and performance of the Note and this Security Agreementto which it is a party. No consent or authorization of, filing with, notice to or other act by, or in respect of, any governmental authority or any other person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the Secured Note.

(e) Enforceability. This Agreement constitutes, and the Secured Note when delivered hereunder will constitute, a legal, valid and binding obligation of each Grantor thereto, enforceable against each such Grantor in accordance with its terms.

5. Grantor’s Covenants. The Grantors covenant that:

(a) from time to time and at all reasonable times Grantors shall allow the Secured Party, by or through any of its officers, agents, attorneys, or accountants, to examine or inspect the Collateral.

(b) AZLL will not (i) sell or offer to sell or otherwise transfer the Stock Collateral or any interest therein without the prior written consent of the Secured Party, and/or (ii) create or permit any future lien or security interest in the Stock Collateral without the prior written consent of Secured Party.

(c) Issuer will not (i) sell or offer to sell or otherwise transfer other than in the normal course of business, any interest therein of any Issuer Collateral without the prior written consent of the Secured Party: and/or (ii) create or permit any future lien or security interest in the Issuer Collateral other than as contemplated herein without the prior written consent of Secured Party.

(d) Upon written request of the Secured Party, Grantors shall name Secured Party as an additional insured to the extent of the Secured Party’s interest attached to such Collateral on any insurance policies in place.

(d) Grantors agree to take any and all actions requested in writing by Secured Party to perfect and continue Secured Party’s interest in the Collateral.

(e) Issuer agrees and covenants that the Issuer Collateral shall be kept at one of the following business locations:

a)	2025 N. Dobson Road, Chandler, AZ 85224;

b)	7575 W. Cactus Road, Peoria, AZ 85381; or

c)	1990 W. Orange Grove Road, Tucson, AZ 85704.

6. Further Assurances. Grantors hereby irrevocably authorize Secured Party at any time and from time to time to file in such financing statements and renewal thereof for the purpose of perfecting its security interest to such extent as granted in this Agreement. Grantors agree to furnish any such information needed for such filing to Secured Party promptly upon request.

7. Events of Default. The Grantors shall be in default under this Agreement upon the happening of any of the following events or conditions (each, an “Event of Default”):

(a) the breach by the Grantor of its performance of any of its obligations or covenants under this Agreement;

(b) Issuer’s failure to pay when due any sum due under the Secured Note or this Agreement and Issuer’s or Grantors’ failure to cure such nonpayment within (i) three (3) days for payments of any Principal Amount due; or (ii) ten (10) days for payments of interest, fees or any other amounts due and payable;

(c) any breach by the Grantor of any written warranty or representation made or furnished to the Secured Party by the Grantor;

(d) an uninsured material loss, theft, damage, or destruction (the “Uninsured Loss”) of the Collateral, and Grantor fails to cure such Uninsured Loss within thirty (30) days of written notice from Secured Party of the same;

(e) any lien, other than under as contemplated herein is placed upon any of the Collateral;

(e) AZLL, John Jun Xu, Parent or Issuer files for voluntarily or has filed against it a petition in bankruptcy; or

(f) any Event of Default or Default under the Secured Note.

8. Remedies. Upon the occurrence of any such uncured Event of Default, the Secured Party may without any further notice, accelerate, or foreclose on the Collateral and declare all Obligations secured hereby immediately due and payable and shall have, in addition to any remedies provided herein and/or by any applicable law or in equity, and all the remedies of a secured party under the UCC.

9. Attorneys’ Fees. Grantors, upon demand, shall pay the Secured Party for all costs and expenses, including without limitation, reasonable attorneys’ fees and costs, paid or incurred by Secured Party in connection with the enforcement of any of Secured Party’s remedies or rights or Issuer or Grantor’s obligations under this Agreement.

10. Notices. Any notices, requests, claims, demands, or other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, or (d) on the next business day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows (or at such other address for a recipient as shall be specified in a notice given in accordance with this Section).

If to Secured Party:	Meng Truong

Paulina Truong

2747 W. Harrison Place

Chander, AZ 85224

EMAIL: truongpaulina@yahoo.com

If to Grantors:	AZLL, LLC

Lee Lee Oriental Supermart, Inc.

127 N. Garfield Avenue,

Monterey Park, CA 91754

EMAIL: john@maisonsolutions.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this paragraph and at least ten (10) days prior to the proposed change of address. Any notice to be given by any party hereto may be given by legal counsel for such party named above and any notice to a party shall be given to legal counsel for such party named above.

11. Preservation of Rights. No delay or omission on the Secured Party’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Secured Party’s action or inaction impair any such right or power. The Secured Party’s rights and remedies, are not exclusive of any other rights or remedies which the Secured Party may have under other agreements, at law or in equity.

12. Illegality. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13. Changes in Writing. No modification, amendment or waiver of any provision of this Agreement nor consent to any departure by the Grantor therefrom will be effective unless made in a writing signed by the Secured Party and the Grantors, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

14. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

15. Successors and Assigns. This Agreement may be assigned, transferred or sold by Secured Party with written notice to the Grantors.

16. Construction. The language and all parts of this Agreement shall be construed as a whole according to its fair meaning, and irrespective of any party or its counsel’s role in drafting this Agreement shall not be strictly construed for or against either Grantor or Secured Party. The parties acknowledge that each party has reviewed this Agreement and has had the opportunity to have it reviewed by its attorney and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendment or exhibit hereto. The headings in this Agreement are for convenience only and are not to be construed as a part of this Agreement or in any way defining, limiting or amplifying the provisions hereof.

17. Governing Law and Jurisdiction. The terms and provisions of this Agreement shall be governed and construed according to the laws of the State of Arizona without giving effect to any conflicts of law principals. Any suit arising from this Agreement shall be brought in the Superior Court, Maricopa County, Arizona and for this purpose the parties agree hereto expressly consent to the jurisdiction of said court.

(EXECUTION PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

GRANTORS:

Lee Lee Oriental Supermart Inc., an Arizona corporation

By:
Name:
Title:
Date:

AZLL, LLC
An Arizona Limited Liability Company

By:
Name:
Title:
Date:

SECURED PARTY:

Meng Truong

Date:

Paulina Truong

Date:

EXHIBIT A

Senior Secured Promissory Note

[See Attached]

EXHIBIT F

Form of Xu Guarantee Agreement

See attached.

GUARANTEE OF NOTE

by

JOHN JUN XU

and

GRACE XU

This GUARANTEE (this “Guarantee”), dated as of April 8, 2024, is made by John Jun Xu, an individual (“Xu”), and Grace Xu, an individual and spouse of Xu (each a “Guarantor” and, together, the “Guarantors”), to and for the benefit of Meng Truong, an individual, and Paulina Truong, an individual and spouse of Meng Truong (the “Note Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note, as hereinafter defined.

RECITALS

WHEREAS, the Note Holders and AZLL, LLC, an Arizona limited liability company (“AZLL”), have entered into that certain Stock Purchase Agreement dated April 4, 2024 (the “SPA”), pursuant to which AZLL will purchase 100% of the outstanding equity interests in Lee Lee Oriental Supermart, Inc. (the “Issuer”);

WHEREAS, Issuer and the Note Holders have entered into that certain Senior Secured Note Agreement dated April 8, 2024 (the “Note”), pursuant to which the Note Holders will loan Issuer and AZLL fifteen million, one hundred eighty-eight thousand thirty-two dollars and twenty- five cents ($15,188,032.25) plus any Guarantee Premiums, as defined therein;

WHEREAS, Xu is the Chairman, Chief Executive Officer and controlling stockholder of Maison Solutions Inc., a Delaware corporation (“MSS”), which owns 100% of the membership interests of AZLL;

WHEREAS, Grace Xu is the spouse of Xu, and as such, each Guarantor has a material financial interest in the Issuer;

WHEREAS, Xu has provided a personal financial statement as inducement to the Note Holders to enter into the Note and SPA; and

WHEREAS, Note Holders would not have executed the SPA or the Note if Guarantors did not enter into this Guarantee of the Note.

NOW THEREFORE, in consideration of the execution of the foregoing SPA and Note and as a material inducement to the Note Holders, Guarantors hereby jointly, severally, unconditionally guarantee the payment by Issuer of the principal in the initial amount of fifteen million one hundred eighty-eight thousand thirty-two dollars and twenty-five cents ($15,188,032.25), plus any Inventory Adjustment or Guarantee Premiums or adjustments as set forth and defined in the SPA or Note, interest and any and all other amounts due under the Note (the “Guaranteed Obligations”) and the faithful and prompt performance by Issuer of the conditions and covenants of the Note. Such Guarantee of the Note shall remain in full force and effect until all of the Guaranteed Obligations have been fully satisfied pursuant to the terms of the Note.

This Guarantee shall not be released, modified or affected by failure or delay on the part of the Note Holders to enforce any of the rights or remedies of the Note Holders under the Note, whether pursuant to the terms therein or in law or equity.

No notice of default needs to be given to a Guarantor, it being specifically agreed and understood that the guarantee of the undersigned is a continuing guarantee of payment under which the Note Holders may proceed forthwith and immediately against Issuer and/or against each Guarantor following any breach or default by Issuer for the enforcement of any right which the Note Holders may have against Issuer pursuant to or under the terms within the Note or in law or equity.

Note Holders shall have the right to proceed against Guarantors, jointly or severally, hereunder following any breach or default by Issuer after the first proceeding against Issuer.

Guarantors agree that nothing contained herein shall prevent the Note Holders from exercising any rights available to them under the Note, and the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of the Guarantors. Guarantors hereby authorize and empower Note Holders to exercise, in their sole discretion, any rights and remedies, or combination thereof, which may be available to the Note Holders since it is the intent and purpose of the Guarantors that the obligations hereunder shall be absolute, independent and unconditional in any and all circumstances. Without limiting the generality of the foregoing, Guarantors hereby expressly waive any and all benefits under Arizona Revised Statutes (A.R.S) See sections 12-1641 through 12-1646, 33-814, 44-141, 44-142, and 47-3605, and Rule 17(f) of the Arizona Rules of Civil Procedures.

Guarantors hereby waive (a) notice of acceptance of the Guarantee, (b) demand of payment, presentation and protest, (c) all rights to assert or plead any statute of limitations as to or relating to this Guarantee and the Note, (d) any right to require Note Holders to proceed against Issuer or any other Guarantor or any other person or entity liable to the Note Holders, (e) any right to require Note Holders to proceed under any other remedy Note Holders may have before proceeding against Guarantor, and (f) any right of subrogation.

Each Guarantor does hereby subrogate all existing or future indebtedness of Issuer to Guarantors to the obligations owed to the Note Holders under the Note and this Guarantee. Each Guarantor agrees that the Guaranteed Obligations shall not be subject to any counterclaim, setoff or deduction or defense based on claim the Guarantor may have against the Issuer.

Each Guarantor hereby acknowledges and agrees that such Guarantor’s liability hereunder is joint and several with the other Guarantors and any other Person(s) who may guarantee the obligations under and in respect of the Note.

Any married man or woman who signs this Guarantee expressly agrees that recourse may be had against his or her separate property for all obligations hereunder.

In the event that any action is brought by Note Holders against the Guarantor to enforce the obligations of Guarantor hereunder, the Guarantor shall pay all reasonable attorney’s fees of the Note Holders.

GUARANTOR:	GUARANTOR:

John Jun Xu	Grace Xu

Date:	Date:

ACKNOWLEDGEMENT

State of Arizona	)
)
County of ___________________	)

On this _______ day of ___________________, 20____, before me personally appeared __________________________ (name of signer), whose identity was proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to this document, and who acknowledged that he/she signed the above/attached document.

(seal)

Notary Public

EXHIBIT G

Form of Purchaser Guarantee Agreement

See attached.

GUARANTEE OF NOTE

by

AZLL, LLC

This GUARANTEE (this “Guarantee”), dated as of April 8, 2024, is made by AZLL, LLC, an Arizona limited liability company (“AZLL” or “Guarantor”), to and for the benefit of Meng Truong, an individual, and Paulina Truong, an individual and spouse of Meng Truong (the “Note Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note, as hereinafter defined.

WHEREAS, the Note Holders and AZLL have entered into that certain Stock Purchase Agreement dated April 4, 2024 (the “SPA”), pursuant to which AZLL will purchase 100% of the outstanding equity interests in Lee Lee Oriental Supermart, Inc. (the “Issuer”);

WHEREAS, Issuer and the Note Holders have entered into that certain Senior Secured Note Agreement dated April 8, 2024 (the “Note”), pursuant to which the Note Holders will loan Issuer and AZLL fifteen million, one hundred eighty-eight thousand thirty-two dollars and twenty- five cents ($15,188,032.25) plus any Guarantee Premiums, as defined therein;

WHEREAS, AZLL has a material financial interest in the Issuer; and

WHEREAS, Note Holders would not have executed the SPA or the Note if Guarantor did not enter into this Guarantee of the Note.

NOW THEREFORE, in consideration of the execution of the foregoing SPA and Note and as a material inducement to the Note Holders, Guarantor hereby unconditionally guarantees the payment by Issuer of the principal in the initial amount of fifteen million one hundred eighty- eight thousand thirty-two dollars and twenty-five cents ($15,188,032.25), plus any Inventory Adjustment or Guarantee Premiums or adjustments as set forth and defined in the SPA or Note, interest and any and all other amounts due under the Note (the “Guaranteed Obligations”) and the faithful and prompt performance by Issuer of the conditions and covenants of the Note. Such Guarantee of the Note shall remain in full force and effect until all of the Guaranteed Obligations have been fully satisfied pursuant to the terms of the Note.

This Guarantee shall not be released, modified or affected by failure or delay on the part of the Note Holders to enforce any of the rights or remedies of the Note Holders under the Note, whether pursuant to the terms therein or in law or equity.

No notice of default needs to be given to a Guarantor, it being specifically agreed and understood that the guarantee of the undersigned is a continuing guarantee of payment under which the Note Holders may proceed forthwith and immediately against Issuer and/or against the Guarantor following any breach or default by Issuer for the enforcement of any right which the Note Holders may have against Issuer pursuant to or under the terms within the Note or in law or equity.

Note Holders shall have the right to proceed against Guarantor, jointly or severally, hereunder following any breach or default by Issuer after the first proceeding against Issuer.

Guarantor agrees that nothing contained herein shall prevent the Note Holders from exercising any rights available to them under the Note, and the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of the Guarantor. Guarantor hereby authorizes and empowers Note Holders to exercise, in their sole discretion, any rights and remedies, or combination thereof, which may be available to the Note Holders since it is the intent and purpose of the Guarantor that the obligations hereunder shall be absolute, independent and unconditional in any and all circumstances. Without limiting the generality of the foregoing, Guarantor hereby expressly waive any and all benefits under Arizona Revised Statutes (A.R.S) See sections 12-1641 through 12-1646, 33-814, 44-141, 44-142, and 47-3605, and Rule 17(f) of the Arizona Rules of Civil Procedures.

Guarantor hereby waives (a) notice of acceptance of the Guarantee, (b) demand of payment, presentation and protest, (c) all rights to assert or plead any statute of limitations as to or relating to this Guarantee and the Note, (d) any right to require Note Holders to proceed against Issuer or any other Guarantor or any other person or entity liable to the Note Holders, (e) any right to require Note Holders to proceed under any other remedy Note Holders may have before proceeding against Guarantor, and (f) any right of subrogation.

Guarantor does hereby subrogate all existing or future indebtedness of Issuer to Guarantor to the obligations owed to the Note Holders under the Note and this Guarantee. Guarantor agrees that the Guaranteed Obligations shall not be subject to any counterclaim, setoff or deduction or defense based on claim the Guarantor may have against the Issuer.

Guarantor hereby acknowledges and agrees that such Guarantor’s liability hereunder is joint and several with the other Guarantors and any other Person(s) who may guarantee the obligations under and in respect of the Note.

Any married man or woman who signs this Guarantee expressly agrees that recourse may be had against his or her separate property for all obligations hereunder.

In the event that any action is brought by Note Holders against the Guarantor to enforce the obligations of Guarantor hereunder, the Guarantor shall pay all reasonable attorney’s fees of the Note Holders.

GUARANTOR:

AZLL, LLC, an Arizona limited liability company

By:
	Name:	John Jun Xu
	Title:	President

Date:

ACKNOWLEDGEMENT

State of Arizona	)

)

County of ___________________	)

On this _______ day of ___________________, 20____, before me personally appeared __________________________ (name of signer), whose identity was proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to this document, and who acknowledged that he/she signed the above/attached document.

(seal)

Notary Public

G-4